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                                                                    Exhibit 10.1
















                            ASSET PURCHASE AGREEMENT

                                      AMONG

                             C'TREAT OFFSHORE, INC.,

                  WATERLINK TECHNOLOGIES, INC., WATERLINK, INC.

                                       AND

                              ITT INDUSTRIES, INC.



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                                                        TABLE OF CONTENTS
                                                                                                      PAGE

ARTICLE I.        Definitions...........................................................................1

ARTICLE II.       Purchase and Sale.....................................................................8

         Section 2.1       Terms of Purchase and Sale...................................................8

         Section 2.2       The Closing..................................................................9

         Section 2.3       Closing Deliveries...........................................................9

         Section 2.4       Adjustment to Purchase Price.................................................9

         Section 2.5       Settlement of Purchase Price................................................11

         Section 2.6       Assignment and Assumption...................................................12

         Section 2.7       Non-Assumption of Liabilities...............................................13

         Section 2.8       Instruments of Conveyance...................................................13

ARTICLE III.               Representations and Warranties of the Sellers...............................14

         Section 3.1       Organization and Qualification of the Seller................................14

         Section 3.2       Authority of Seller.........................................................14

         Section 3.3       No Violation of Other Instruments...........................................14

         Section 3.4       Interests in Property of the Business.......................................15

         Section 3.5       Affiliated Businesses.......................................................15

         Section 3.6       Subsidiaries................................................................16

         Section 3.7       Financial Statements........................................................16

         Section 3.8       Events Since the Balance Sheet Date.........................................17

         Section 3.9       Absence of Undisclosed Liabilities..........................................18

         Section 3.10      Real Property...............................................................18

         Section 3.11      Personal Property...........................................................19

         Section 3.12      Contracts and Commitments...................................................20

         Section 3.13      Important Suppliers and Customers...........................................23

         Section 3.14      Insurance...................................................................24

         Section 3.15      Labor Agreements and Actions................................................24

         Section 3.16      Employee Benefit Plans......................................................26

         Section 3.17      Legal Proceedings...........................................................30

         Section 3.18      Judgments, Decrees and Orders...............................................30

         Section 3.19      Compliance With Law.........................................................31

         Section 3.20      Environmental Matters.......................................................32

         Section 3.21      Absence of Certain Payments.................................................36

         Section 3.22      Consummation of this Transaction............................................37

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
         Section 3.23      Intellectual Property.......................................................38

         Section 3.24      Powers of Attorney..........................................................40

         Section 3.25      Taxes.......................................................................40

         Section 3.26      Accounts Receivable.........................................................41

         Section 3.27      Product Warranty............................................................41

         Section 3.28      C'treat Leased Property.....................................................42

ARTICLE IV.                Representations and Warranties of the Purchaser.............................42

         Section 4.1       Corporate Organization......................................................42

         Section 4.2       Corporate Power and Action..................................................42

         Section 4.3       Consummation of this Transaction............................................43

         Section 4.4       No Broker...................................................................43

ARTICLE V.                 Covenants...................................................................43

         Section 5.1       Estoppel Certificates.......................................................43

         Section 5.2       Non-Competition.............................................................44

         Section 5.3       Accounts Receivable.........................................................45

         Section 5.4       Allocation of Purchase Price................................................46

         Section 5.5       Disclosures.................................................................46

         Section 5.6       The "Waterlink" Name And Mark...............................................46

         Section 5.7       Intellectual Property License Agreement.....................................49

         Section 5.8       West Palm Environmental Conditions..........................................50

         Section 5.9       Environmental Permits.......................................................54

         Section 5.10      Payment of Taxes............................................................54

ARTICLE VI.                Survival, Indemnification and Escrow........................................55

         Section 6.1       Survival of Representations and Warranties..................................55

         Section 6.2       Indemnification.............................................................55

         Section 6.3       Limitations on Liabilities..................................................57

         Section 6.4       Indemnification Procedure as to Third Party Claims..........................58

         Section 6.5       Escrow......................................................................59

         Section 6.6       Procedures Applicable to Performance of Remedial Activities.................60

         Section 6.7       Treatment of Indemnification Payments.......................................62

ARTICLE VII.               Employees and Employee Benefits.............................................62

         Section 7.1       Employment..................................................................62

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
         Section 7.2       Compensation and Employee Benefits..........................................63

         Section 7.3       Limitation on Service.......................................................64

         Section 7.4       Medical, Health and Dental Plans............................................64

         Section 7.5       Sellers' 401(k) Plan........................................................66

         Section 7.6       Terminations or Layoffs.....................................................66

         Section 7.7       Employee Agreements.........................................................67

         Section 7.8       Vacation....................................................................68

         Section 7.9       COBRA.......................................................................68

         Section 7.10      Flexible Spending Accounts..................................................68

         Section 7.11      Disability..................................................................69

         Section 7.12      Assistance..................................................................70

         Section 7.13      No Assumption of Plans......................................................70

         Section 7.14      Purchaser's Actions.........................................................70

         Section 7.15      No Third Party Rights.......................................................70

ARTICLE VIII.              [Intentionally Left Blank]..................................................71

ARTICLE IX.                Conditions to Closing.......................................................71

         Section 9.1       Conditions Precedent to the Obligations of the Purchaser....................71

         Section 9.2       Conditions Precedent to the Obligations of Seller...........................73

         Section 9.3       Cooperation of Parties......................................................74

ARTICLE X.                 Closing Documents...........................................................74

         Section 10.1      Sellers' Obligations........................................................74

         Section 10.2      Purchaser's Obligations.....................................................75

ARTICLE XI.                Miscellaneous...............................................................76

         Section 11.1      Notices.....................................................................76

         Section 11.2      Transaction Expenses........................................................77

         Section 11.3      Bulk Transfer Laws..........................................................77

         Section 11.4      Miscellaneous Taxes and Expenses............................................77

         Section 11.5      Successors and Assigns......................................................77

         Section 11.6      Governing Law...............................................................78

         Section 11.7      Disputes....................................................................78

         Section 11.8      Entire Agreement; Third Party Rights........................................78

         Section 11.9      Amendment; Waiver...........................................................79

         Section 11.10     Effect of Captions..........................................................79

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
         Section 11.11     Counterparts................................................................79

         Section 11.12     Further Assurances..........................................................79
                           ------------------
Exhibit A Assumed Liabilities

Exhibit B Excluded Assets

Exhibit C Reference Balance Sheet

Exhibit C -1 Adjustments Reflected on Reference Balance Sheet

Exhibit D Form of Assignment and Assumption Agreement

Exhibit E Form of Bill of Sale

Exhibit F List of Leases

Exhibit G Allocation of Purchase Price

Exhibit H Escrow Agreement

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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT made as of May 30, 2002 by and among Waterlink, Inc., a Delaware Corporation (the "Parent"), C'treat OffShore, Inc., a Texas Corporation ("C'treat"), Waterlink Technologies, Inc., a Delaware corporation ("Technologies" and, collectively with C'treat, the "Sellers" and individually, a "Seller"). and ITT INDUSTRIES, INC., an Indiana corporation (the "Purchaser").

                              W I T N E S S E T H:

     WHEREAS, the Sellers are affiliated entities, each being wholly-owned by Parent;

     WHEREAS, the Sellers own the Purchased Assets (as hereinafter defined);

     WHEREAS, the parties hereto desire that the Sellers sell the Purchased Assets to the Purchaser, and that the Purchaser purchase the Purchased Assets from the Sellers;

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.  Definitions.

     Whenever used in this Agreement: (i) the term "to the best of Seller's or Sellers' knowledge" means to the best knowledge of a Seller or any Associate of such Seller after due inquiry of the following: Jorg Menningmann, Kevin Cutting, Chris David, Cynthia Kelly, Dennis Ramsey, Chuck Bolin, Scott Campbell, Gerry Schwartz, Don Weidig, and William Vogelhuber; and (ii) the following terms shall have the following respective meanings:

     "Adjusted Net Worth" means the book value as of the close of business on the Closing Date of the Purchased Assets less the Assumed Liabilities determined in accordance with United States generally accepted accounting principles applied on a


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basis consistent with the 2001 Financial Statements, but with adjustments required by Exhibit C-1;

     "Associate" means with respect to any entity any other entity directly or indirectly controlling, controlled by or under common control with such specified entity. For purposes of this definition control means ownership of more than 50% of the shares or ownership interests having power to elect directors or persons performing a similar function;

     "Assumed Liabilities" means the liabilities of the Sellers set forth in Exhibit A;

     "Balance Sheet" has the meaning ascribed thereto in Section 3.7(a);

     "Balance Sheet Date" has the meaning ascribed thereto in Section 3.7(a);

     "Business" means the business of the Sellers relating to the manufacture, service and/or sale of the Products;

     "Business Employees" has the meaning ascribed thereto in Section 7.1;

     "Business's Real Property" means the Real Property and Improvements leased by any Seller in respect of the Business;

     "Business Transitioned Employee" has the meaning ascribed thereto in
Section 7.1;

     "Closing" has the meaning ascribed thereto in Section 2.2;

     "Closing Balance Sheet" has the meaning ascribed thereto in Section 2.4(a)

     "Closing Date" has the meaning ascribed thereto in Section 2.2;

     "Closing Payment" has the meaning ascribed thereto in Section 2.1(c);

     "Code" has the meaning ascribed thereto in Section 3.16(b);

     "Contracts" means contracts, agreements, plans, leases, licenses and franchises;


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     "Disability" has the meaning ascribed thereto in Section 7.1;

     "Effective Benefits Time" has the meaning ascribed thereto in Section 7.4(b)(i);

     "Employee Agreements" has the meaning ascribed thereto in Section 7.7;

     "Environment" has the meaning ascribed thereto in Section 3.20(a);

     "Environmental Holdback" has the meaning ascribed thereto in Section 5.8;

     "Environmental Law(s)" has the meaning ascribed thereto in Section 3.20(a);

     "Environmental Permits" has the meaning ascribed thereto in Section
3.20(a);

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

     "ERISA Affiliate" has the meaning ascribed thereto in Section 3.16(b);

     "Escrow Agreement" has the meaning ascribed thereto in Section 6.5;

     "Excluded Assets" means the assets of the Sellers set forth in Exhibit B;

     "Hazardous Material(s)" has the meaning ascribed thereto in Section
3.20(a);

     "Improvements" means buildings and other improvements;

     "Indemnitee" has the meaning ascribed thereto in Section 6.4;

     "Indemnitor" has the meaning ascribed thereto in Section 6.4;

     "Industrial Property" means patents, copyright registrations, mask work registrations, domain names, trademark and service mark registrations, and applications for any of the foregoing;

     "Intellectual Property" means Industrial Property and inventions, invention studies (whether patentable or unpatentable), designs, unregistered copyrights, mask works, unregistered trademarks, unregistered service marks, unregistered trade dress,


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unregistered trade names, secret formulae, trade secrets, secret processes, computer programs, confidential information and know-how;

     "IRS" has the meaning ascribed thereto in Section 3.16(e);

     "Laws" means laws, ordinances, codes, standards, administrative rulings or regulations of any federal, state, local or foreign governmental authority;

     "Liens" has the meaning ascribed thereto in Section 3.2;

     "Long Term Disability" has the meaning ascribed thereto in Section 7.11(a);

     "Losses" has the meaning ascribed thereto in Section 6.2;

     "Mortgage" means a mortgage, deed of trust, deed to secure debt or other security instrument which is a lien on or title interest in real property or leased real property, including any notes or bonds secured thereby;

     "Multiemployer Plan" means "multiemployer plan" as defined in Section 3(37) of ERISA;

     "Ownership Period" means with respect to any Seller the period of time such Seller has been owned by Parent and in no event shall be a period of less than four years;

     "Pension Plan" means "employee pension benefit plan" as defined in Section 3(2) of ERISA;

     "Permits" means permits, licenses, franchises and other authorizations from public authorities;

     "Permitted Exceptions" means: (a) liens for any current real estate or ad valorem taxes or assessments not yet delinquent or being contested in good faith by appropriate proceedings; and (b) inchoate mechanic's, materialmen's, laborer's, and carrier's liens and other similar inchoate liens arising by operation of law or statute in the ordinary


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course of the business of the Seller for obligations which are not delinquent and which will be paid or discharged in the ordinary course of such business;

     "Plans" has the meaning ascribed thereto in Section 3.16(a);

     "Products" means the following: (a) systems and associated components for the separation and filtration of industrial water and waste water based on reverse osmosis membrane technology, as well as microfiltration, ultrafiltration or nanofiltration; (b) systems and associated components for the desalination of water based on reverse osmosis membrane technology; (c) equipment and systems for water purification in industrial, commercial, and residential point of entry applications based on reverse osmosis membrane technology; and (d) service and aftermarket parts of systems and equipment indicated in (a)-(c) above;

     "Purchase Price" has the meaning ascribed thereto in Section 2.1(b);

     "Purchased Assets" means all the assets of the Sellers (or of Parent with respect to (h) below) used or held for use primarily or exclusively in the Business, other than Excluded Assets, including but not limited to the following:

     (a) machinery and equipment;

     (b) furniture;

     (c) inventories of finished goods, raw material and work in process;

     (d) accounts receivable;

     (e) prepaid expenses;

     (f) Contracts;

     (g) customer lists and business records; and


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     (h)  all Intellectual Property owned by either Seller or by Parent primarily with respect to the Business, including, but not limited to, all Intellectual Property owned by such Seller or Parent which (i) is based on inventions, discoveries, designs or writings made by any person who was an employee of the Business, or any predecessor thereof, at the time of such making, (ii) is or relates to a trade name, trademark or service mark used exclusively in the Business, or any predecessor thereof, or (iii) was purchased or developed for the Business, or any predecessor thereof.

     "Purchaser" has the meaning ascribed thereto on page 1 of this Agreement;

     "Purchaser Indemnitee" has the meaning ascribed thereto in Section 6.2;

     "Real Property" means real property and interests in real property;

     "Reference Balance Sheet" means the four column balance sheet attached hereto as Exhibit C showing for illustrative purposes in the second and third columns thereof the adjustments which would have been made to determine Adjusted Net Worth in accordance with the terms of this Agreement if (i) the Closing had occurred on April 30, 2002 and (ii) on that date $266,000 representing liabilities for incentive payments to key employees pursuant to existing contractual obligations and Plan provisions had been reflected in column 1 of such balance sheet;

     "Regulatory Agency" has the meaning ascribed thereto in Section 5.8(b);

     "Release" has the meaning ascribed thereto in Section 3.20(a);

     "Remedial Activities" has the meaning ascribed thereto in Section 3.20(a);

     "Seller" has the meaning ascribed thereto on page 1 of this Agreement;


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     "Seller Indemnitee" has the meaning ascribed thereto in Section 6.2;

     "Sellers' Accountants" has the meaning ascribed thereto in Section 2. 4
(a);

     "Sellers' Welfare Benefits Program" has the meaning ascribed thereto in
Section 7.4(b)(i);

     "Settlement Holdback" has the meaning ascribed thereto in Section 2.1;

     "Short Term Disability" has the meaning ascribed thereto in Section
7.11(b);

     "Tax" means any income, gross receipts, sales, use, real estate, ad valorem, transfer, franchise, withholding, payroll, employment, excise, intangibles, severance, occupation, premium or property tax or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or other additional amount imposed by any taxing authority;

     "Tax Return" means any Tax return, report or form;

     "Transaction Document" means any agreement, document, certificate, instrument or other writing delivered in connection with this Agreement or the transactions contemplated hereby;

     "2001 Financial Statements" has the meaning ascribed thereto in Section 3.7(a);

     "WARN" has the meaning ascribed thereto in Section 3.15(f);

     "Welfare Plan" means "employee welfare benefit plan" as defined in Section 3(l) of ERISA;

     "West Palm Environmental Assessments" has the meaning ascribed thereto in
Section 5.8(a); and

     "West Palm Environmental Conditions" has the meaning ascribed thereto in
Section 5.8(a).


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ARTICLE II. Purchase and Sale.

     Section 2.1 Terms of Purchase and Sale.

     Subject to the terms and conditions of this Agreement:

          (a) The Sellers shall sell, assign and transfer the Purchased Assets and Assumed Liabilities to the Purchaser and the Purchaser shall purchase the Purchased Assets and assume the Assumed Liabilities from the Sellers.

          (b) In consideration for the Purchased Assets, the Purchaser shall pay to the Sellers an aggregate purchase price (the "Purchase Price") equal to $15,650,000, subject to adjustment as determined pursuant to Section 2.4, and assume the Assumed Liabilities.

          (c) The Purchaser shall deliver to or for the benefit of the Sellers $12,860,000 (the "Closing Payment") in immediately available funds. $1,565,000 (the "Escrow Amount") shall be deposited with the escrow agent referred to in the Escrow Agreement in accordance with Section 6.5 and shall be governed by the terms of the Escrow Agreement. $150,000 of the Purchase Price shall be retained by Purchaser (the "Settlement Holdback") pending any adjustment of the Purchase Price pursuant to Section 2.4, and shall be subject to the terms of Section 2.5. $1,000,000 of the Purchase Price (the "Environmental Holdback") shall be retained by Purchaser to secure obligations of Sellers set forth in Section 5.8 and shall be disbursed by Purchaser pursuant to Section 5.8. $75,000 shall be retained by Purchaser in satisfaction of Sellers' obligation pursuant to Section 9.1(i). The Environmental Holdback and the Settlement Holdback shall bear interest at a rate per annum equal to 3% (three percent), which interest shall be paid to Parent for the benefit of the Sellers (i) as to the interest on the


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Environmental Holdback, annually, or if earlier upon disbursement of the
Environmental Holdback pursuant to Section 5.8 and (ii) as to the interest on the Settlement Holdback, upon disbursement of the payment obligations pursuant to Section 2.5.

     Section 2.2 The Closing. Consummation of the sale and purchase of the Purchased Assets and assignment and assumption of the Assumed Liabilities (the "Closing") shall take place concurrently with the execution and delivery of this Agreement at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 200 Public Square, Cleveland, Ohio 44114-2378. The date of Closing is herein called the "Closing Date."

     Section 2.3 Closing Deliveries. At the Closing:

          (a) The Sellers shall deliver to the Purchaser the documents referred to in Section 2.8 and shall deliver to the Purchaser possession of the Purchased Assets (other than the domain name waterlinktech.com);

          (b) The Purchaser shall deliver to the Sellers the documents referred to in Section 2.8 and shall assume the Assumed Liabilities;

          (c) The Purchaser shall deliver for the benefit of the Sellers the Closing Payment by wire transfer in immediately available funds in accordance with the instructions set forth on Schedule 2.3; and

          (d) The Sellers and the Parent, on the one hand, and the Purchaser, on the other hand, each shall deliver such other documents as may be reasonably requested by the other.

          Section 2.4 Adjustment to Purchase Price.

          The Purchase Price shall be adjusted on a dollar for dollar basis to reflect any


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difference (positive or negative) between $4,700,000 and Adjusted Net Worth.
Adjusted Net Worth shall be determined following the Closing Date as follows:


          (a) As soon as practicable but in no event more than 90 days after the Closing Date the Purchaser shall deliver to the Parent on behalf of the Sellers an audited adjusted balance sheet (the "Closing Balance Sheet") which shall be presented in the same four-column format as the Reference Balance Sheet and shall present:

               (i) in column 1 a balance sheet of the assets and liabilities of the Business as of the Closing Date (including the $266,000 reflected as set forth in (ii) of the definition of "Reference Balance Sheet";

               (ii) in column 2 the assets in column 1 which are not Purchased Assets and the liabilities in column 1 which are not Assumed Liabilities;

               (iii) in column 3 adjustments required by Exhibit C-1

               (iv) in column 4 the Adjusted Net Worth.

     The Closing Balance Sheet shall be accompanied by the unqualified opinion of Deloitte & Touche LLP ("Purchaser's Accountants") that column 4 of the Closing Balance Sheet presents fairly (in all material respects) the Adjusted Net Worth as of the Closing Date in conformity with United States generally accepted accounting principles and in accordance with Section 2.4. Parent and the Sellers shall cooperate fully with the Purchaser and the Purchaser's Accountants in the preparation and audit of the Closing Balance Sheet. Additionally, Sellers shall be entitled to have representatives participate in any physical inventory audit or similar proceeding. Further, during such period employees of the Parent and its independent certified public accountants (the "Sellers' Accountants") shall be entitled to access to the Purchaser's Accountants' work papers


                                      -10-
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prepared in connection with the Closing Balance Sheet and shall be entitled to review and discuss such work papers with the Purchaser's Accountants.


          (b) The Sellers may dispute the Adjusted Net Worth as shown on the Closing Balance Sheet by notifying the Purchaser in writing within 30 days after receipt of the Closing Balance Sheet. If the Sellers do not so notify the Purchaser within such period, the Adjusted Net Worth as shown on the Closing Balance Sheet shall be final, binding and conclusive on the parties. If the Sellers do so notify the Purchaser, the Purchaser and the Sellers shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties.


          (c) If the Purchaser and the Sellers are unable to reach a resolution with respect to all of the items specified in the notice referred to in Section 2.4(b) within 20 days after the date of receipt by the Purchaser of such notice, then either party may submit the items remaining in dispute for resolution to an accounting firm of national recognition mutually acceptable to the Purchaser and the Sellers (the "Independent Accounting Firm"), which shall, within 20 days after such submission or such longer period as the Independent Accounting Firm may require, determine and report to the Sellers and the Purchaser upon such remaining disputed items, and such determination shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be borne half by the Purchaser and half by the Sellers.

     Section 2.5 Settlement of Purchase Price.

     If the Adjusted Net Worth as finally determined pursuant to Sections 2.4
(b) or (c) results in a Purchase Price which exceeds the sum of the Closing Payment, the Escrow


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Amount and the Environmental Holdback, the Purchaser shall, within five business days after such final determination, pay such excess to the Parent on behalf of the Sellers. To the extent such excess is less than the amount of the Settlement Holdback, Purchaser shall be entitled to retain permanently the difference between the Settlement Holdback and such payment. If the Adjusted Net Worth as finally determined pursuant to Sections 2.4 (b) or (c) results in a Purchase Price which is less than the sum of the Closing Payment, the Escrow Amount and the Environmental Holdback, Parent on behalf of the Sellers shall, within five business days after such final determination, pay such difference to the Purchaser. In the event Parent is required to make a payment on behalf of Sellers pursuant to the immediately preceding sentence, Purchaser shall be entitled to retain the Settlement Holdback permanently. In the event neither party is required to make a payment pursuant to this Section 2.5, Purchaser shall be entitled to retain the Settlement Holdback permanently. The party making such payment shall pay interest thereon to the other party for the period from the Closing Date to the date of payment, if any, at the annual rate of 3% (three percent). Payment of such excess (or difference) and interest thereon shall be made by wire transfer in immediately available funds in accordance with the instructions set forth in Schedule 2.5.

     Section 2.6 Assignment and Assumption.

          (a) The Contracts which are Purchased Assets shall be assigned to the Purchaser at the Closing. Nothing in this Agreement shall be construed as an attempt to assign any Contract which by its terms or by law is not assignable without the consent of the other party or parties thereto, unless such consent shall have been given. The Sellers agree to use their best efforts to obtain the consent of any such other party or parties in each case where such consent is required and is requested by the Purchaser. If any required consent is not obtained, the Sellers will cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser the benefits and obligations under any such Contract.

          (b) Coincident with the Closing, the Purchaser agrees to assume and pay, perform and discharge when due the Assumed Liabilities. The Purchaser further agrees to execute and deliver at the Closing an assignment and assumption agreement substantially in the form set forth in Exhibit D of this Agreement.

     Section 2.7 Non-Assumption of Liabilities. The Purchaser does not assume any liabilities of the Sellers except the Assumed Liabilities.

     Section 2.8 Instruments of Conveyance. In order to effectuate the sale, conveyance, transfers and assignments contemplated by Sections 2.1 and 2.6 hereof, the Sellers and Parent will execute and deliver at the Closing all such bills of sale and other documents or instruments of conveyance, transfer or assignment (including a bill of sale substantially in the form set forth in Exhibit E of this Agreement) as shall be necessary or appropriate to vest in or to confirm in the Purchaser full and complete title to all of the Purchased Assets free and clear of any Liens (other than Liens securing Assumed Liabilities and Permitted Exceptions), all of which documents shall be in form and substance satisfactory to counsel for the Purchaser. Subsequent to the Closing, the Sellers will execute and deliver from time to time, at the request of the Purchaser, all such further instruments of conveyance, transfer, assignment and further assurance as may be required in order to vest in and confirm to the Purchaser full and complete title to and the right to use and enjoy the Purchased Assets.


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ARTICLE III. Representations and Warranties of the Sellers.

     Each Seller and the Parent hereby represent and warrant to the Purchaser that:

     Section 3.1 Organization and Qualification of the Seller. Each Seller is duly organized, validly existing and in good standing under the laws of its respective State of incorporation and has full power to own the Purchased Assets owned by it and to carry on the Business as it is now being conducted, and is qualified to do business as a foreign corporation in the jurisdictions identified with respect to it in Schedule 3.1, the only jurisdictions in which its ownership or conduct of the Business requires it to be so qualified.

     Section 3.2 Authority of Seller. Each Seller and the Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each Seller and the Parent enforceable against such Seller and the Parent in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies and defenses. On consummation of the transactions contemplated by this Agreement in accordance with the terms thereof each Seller will transfer to the Purchaser good and valid title to the Purchased Assets owned by such Seller free and clear of any options, liens, claims, charges or other encumbrances (collectively "Liens") other than any Liens securing Assumed Liabilities and Permitted Exceptions.

     Section 3.3 No Violation of Other Instruments. Except as set forth in
Schedule 3.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of either Seller or the Parent, (ii) violate any provision of, or result in the termination of, or the acceleration of (or entitle any party to exercise a right to terminate or accelerate) any obligation under, any mortgage, note, lien, contract, lease, franchise, license, permit, agreement, plan, instrument, order, arbitration award, judgment or decree to which either Seller or the Parent is a party or by which either Seller or the Parent is bound, or require the consent of any party thereto or (iii) violate or conflict with any other material restriction of any kind or character to which either Seller or the Parent is subject.

     Section 3.4 Interests in Property of the Business. Except as disclosed in
Schedule 3.4, neither any Seller Associate nor any officer, director or employee of Parent, any Seller or any Seller Associate has a direct or indirect interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business. Except as set forth in Schedule 3.4, the Purchased Assets constitute all assets used in, or necessary for, the conduct of the Business as currently conducted by the Sellers.

     Section 3.5 Affiliated Businesses. Set forth in Schedule 3.5 is a complete and accurate list of all corporations, partnerships, limited liability companies and sole proprietorships directly or indirectly owned or controlled by any Seller or any Seller Associate or by any, director or officer of any Seller or any Seller Associate, which (a) are engaged, or during the past five years (or the Ownership Period if the Ownership Period is less than five years) were engaged, in any business similar to the Business or (b) are conducting, or during the past five years (or the Ownership Period if the Ownership Period is less than five years) conducted, business with any Seller in respect of the

Business as a supplier, customer, lessor, lessee or otherwise. Such list specifies (a) the business engaged in during such period by each such corporation, limited liability company, partnership or sole proprietorship and
(b) the nature and general volume of the business conducted by such corporation, limited liability company, partnership or sole proprietorship with the Seller in respect of the Business and the period during which it has been conducted.

     Section 3.6 Subsidiaries. No Seller owns in respect of the Business any shares of any corporation or any interest in any partnership, joint venture or other legal entity.

     Section 3.7 Financial Statements.

          (a) The Sellers have delivered to the Purchaser, as Schedule 3.7(a), true and correct copies of the unaudited consolidated balance sheet (the "Balance Sheet") of the Business as of September 30, 2001 (the "Balance Sheet Date") and the related unaudited consolidated statements of income and cash flow for the year then ended. Such financial statements (the "2001 Financial Statements") present fairly in all material respects the financial position of the Business as of the Balance Sheet Date and the results of the operations of the Business for the year then ended in conformity with United States generally accepted accounting principles consistently applied, except that such financial statements do not include footnotes.

          (b) The Sellers have delivered to the Purchaser, as Schedule 3.7(b), true and correct copies of the unaudited combined balance sheet of the Business as of April 30, 2002 and the unaudited combined related statement of income for the seven months then ended. Such financial statements present fairly in all material respects the financial position of the Business as of such date and the results of the operations of the

Business for such period in conformity with United States generally accepted accounting principles consistently applied, except that such financial statements do not include footnotes and are subject to normal year-end adjustments.

          (c) The Sellers have delivered to the Purchaser as Schedule 3.7(c), the unaudited consolidated balance sheets of the Business as of September 30, 2000 and September 30, 1999 and the related unaudited consolidated statements of income of the Business for the years ended September 30, 2000 and September 30, 1999 which financial statements present fairly in all material respects the results of operations of the Business for such periods in conformity with United States generally accepted accounting principles consistently applied, except that such financial statements do not include footnotes.

     Section 3.8 Events Since the Balance Sheet Date. Except as disclosed in
Schedule 3.8, since the Balance Sheet Date, there has not been:

          (a) any material adverse change in the results of operations, assets or financial condition of the Business;

          (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets or operations of the Business;

          (c) any increase in compensation or employee benefits payable or to become payable by the Seller in respect of the Business to any of its officers, employees or agents other than normal increases granted in the ordinary course of business; or,

          (d) any disposition by the Sellers of any personal property of the Business except such personal property as has been disposed of in the ordinary course of business, it being understood that a disposition of any single asset (other than inventories of finished products) carried on the Sellers' books at more than $10,000 is deemed not to be a disposition in the ordinary course of business.


     Section 3.9 Absence of Undisclosed Liabilities. There are no liabilities of the Sellers in respect of the Business, whether or not accrued and whether or not determined or determinable, other than:

          (a) liabilities disclosed or fully provided for in the Balance Sheet (including the notes thereto) ;

          (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which has been materially adverse to the assets, financial condition or results of operations of the Business;

          (c) liabilities disclosed in the Schedules to this Agreement; and,

          (d) liabilities under Contracts not required to be disclosed in the Schedules to this Agreement.

     Section 3.10 Real Property.

          (a) The Sellers own no Real Property.

          (b) Schedule 3.10(b) describes all Real Property which is leased (either as lessee or lessor) by either Seller in respect of the Business as of the Closing Date (including Real Property leased to either Seller in respect of the Business pursuant to leases which have been assigned by such Seller but with respect to which such Seller retains any liability), all leases of such Real Property and related agreements of subordination or nondisturbance (including all amendments, modifications, extensions and renewals thereof or thereto) and all title insurance policies that insure a Seller's interests in and to such property. Except as disclosed in Schedule 3.10(b): each lease described in Schedule 3.10(b) is a valid and binding agreement enforceable in accordance with its terms and is in full force and effect; no material default by a Seller or, to the best of any Seller's knowledge, by any other party exists under any provision thereof; no condition or event exists which after notice or lapse of time or both would constitute a material default thereunder by a Seller or, to the best of any Seller's knowledge, by any other party; and the assignment thereof pursuant to this Agreement will not result in the termination of, or result in a right of termination under, any such lease, require the consent of any party thereto or bring into operation any other provision thereof. Neither Seller has notice or knowledge of any default by a landlord under any mortgage or other lien that is superior to any lease listed on
Schedule 3.10(b). No Seller has received written notice of any claim of paramount title by any third party claiming the right to terminate any lease listed on Schedule 3.10(b).

          (c) No Real Property owned or controlled directly or indirectly by either Seller (other than the Business's Real Property) or any Seller Associate or by any of the directors or officers of any Seller or any Seller Associate adjoins, abuts or is adjacent to any of the Business's Real Property.

          (d) Except as disclosed in Schedule 3.10(d), no Seller has any oral or written agreement with any real estate broker, agent or finder with respect to the Real Property described in Schedule 3.10(b).

          (e) The Sellers do not own any Mortgages in respect of the Business.

     Section 3.11 Personal Property.

          (a) The Sellers own, free and clear of any Liens other than Permitted Exceptions, all of the personal property included in the Purchased Assets.

          (b) All machinery and equipment owned or leased by Seller and included in the Purchased Assets which are in regular use are in good working order and repair.

          (c) All inventory included in the Purchased Assets is in good and merchantable condition and is usable or saleable in the ordinary course of business.

     Section 3.12 Contracts and Commitments.

          (a) Except as listed on Schedule 3.12(a), neither Seller is in respect of the Business a party to, or subject to, any oral or written:

               (i) contract for the purchase of products for resale, materials, parts or supplies and involving any expenditure by the Sellers of more than $50,000;

               (ii) contract for the purchase of machinery or equipment or for construction, and involving any expenditure by the Sellers of more than $35,000;

               (iii) contract to obtain services and involving any expenditure by the Sellers of more than $35,000;

               (iv) lease (as lessee) of machinery, equipment or other personal property requiring annual rental payments of $25,000 or more;

               (v) contract for the sale or lease of its products or the furnishing of its services and involving consideration of more than $50,000;

               (vi) any sales agency, sales representative, broker, distributor or similar contract relating to the sale or lease of such Seller's products or the furnishing of its services;

               (vii) contract or commitment not listed elsewhere in Schedule 3.12(a), or in any other Schedule delivered pursuant to this Agreement, and continuing for a period of twelve months or more from the date of this Agreement without the right on the part of such Seller to cancel such contract or commitment effective within three months without any liability to such Seller;

               (viii) contract pursuant to which a party other than such Seller has a right to renegotiate or require a reduction in price or refund of payments made to such Seller;

               (ix) contract providing for payment by such Seller of liquidated damages or penalties in the event of breach;

               (x) contract containing covenants limiting the freedom of such Seller to engage in or to compete in any line of business;

               (xi) contract or commitment for the borrowing or lending of money, a line of credit or a guarantee of indebtedness;

               (xii) letter of credit, performance or payment bond, or guarantee of performance, or contract or commitment to provide same;

               (xiii) license or franchise agreement not listed in Schedule 3.23(c);

               (xiv) contract for the development of any products, processes or software;

               (xv) joint venture contract or arrangement or other agreement involving sharing of profits;

               (xvi) contract with respect to the acquisition or sale of the business, assets or shares of any corporation, partnership or other business entity regardless of whether the transaction has been consummated;

               (xvii) contract or commitment with any investment banker, financial advisor, finder or broker;

               (xviii) contract with any government entity;

               (xix) contract providing for payment in foreign currency;

               (xx) contract or commitment with any present or former Seller Associate, or any present or former director, officer, employee or agent of Parent, such Seller or any Seller Associate or any former Shareholder of any Seller; or,

               (xxi) contract not made in the ordinary course of business and not listed elsewhere in Schedule 3.12(a) or in any other Schedule delivered pursuant to this Agreement.

          (b) Except as disclosed in Schedule 3.3, 3.10(b), 3.12(b) or 3.23(c), each of the contracts to which such Seller is subject or a party in respect of the Business is a valid and binding agreement enforceable in accordance with its terms and is in full force and effect; no material default by such Seller or, to the best of such Seller's knowledge, by any other party exists under any provision thereof; no condition or event exists which after notice or lapse of time or both would constitute a material default thereunder by such Seller or, to the best of such Seller's knowledge, by any other party; and the assignment thereof pursuant to this Agreement will not result in termination of, or result in a right of termination under, any such agreement, require the consent of any party thereto or bring into operation any other provision thereof.

          (c) Attached to Schedule 3.12(c) are copies of each Seller's standard forms for contracts for the sale of, or warranties relating to, its products or the furnishing of its services.

     Section 3.13 Important Suppliers and Customers.

          (a) Set forth in Schedule 3.13 is a complete and accurate list of:

               (i) the names and addresses of the ten largest suppliers (by dollar volume) of products and services to the Business during its last three fiscal years, with a description of the existing contractual arrangements, if any, for continued supply from each such firm;

               (ii) the names and addresses of any sole source suppliers of significant goods or services to the Business with respect to which practical alternative sources of supply are not available on comparable terms and conditions, with a description of the contractual arrangements for continued supply from each such firm;

               (iii) the dollar volume of purchases from each supplier referred to in paragraphs (i) and (ii) above during each of the last three fiscal years; and

               (iv) the names and addresses of each customer of the Sellers which accounted for 5% or more of the gross revenues of the Business during its last three fiscal years, together with the annual dollar volume of such revenues for each such customer.

          (b) Except as set forth in Schedule 3.13, no current supplier of materials or services to the Sellers in connection with the Business in an amount in excess of $100,000 per year has during the last 12 months decreased materially or, to the knowledge of either Seller, threatened to decrease or limit materially its provision of services or supplies to either Seller. Except as set forth on Schedule 3.13, the Sellers have no knowledge of any termination, cancellation or limitation of, or any material modification or change in, the business relationship of either Seller with any such supplier or any current customer of either Seller including any such termination, cancellation, limitation, modification or change which may result as a consequence of the purchase and sale of the Purchased Assets.

     Section 3.14 Insurance. Set forth in Schedule 3.14 is a complete and accurate list of all current insurance policies of each Seller in respect of the Business and all other insurance policies of each Seller or any Seller Associate under which any claim could be made by or on behalf of the Seller in respect of the Business.

     Section 3.15 Labor Agreements and Actions. Except as set forth on Schedule 3.15:

          (a) neither Seller is in respect of the Business a party to or bound by or subject to any contract or agreement with any labor union;

          (b) there are in respect of the Business no existing or, to the best of each Seller's knowledge, threatened (i) labor strikes, work stoppages, slow downs or interruptions of work affecting either Seller, (ii) arbitrations or material grievances involving either Seller, or (iii) other labor controversies which would have a material adverse effect on the financial condition, results of operations, properties, business or prospects of either Seller and there is in respect of the Business no pending or, to the best of each Seller's knowledge, threatened representation question or union organizing activity respecting the employees of either Seller;

          (c) neither Seller is now, nor has such Seller within the last six months preceding the date of this Agreement, engaged in respect of the Business in any unfair labor practice within the meaning of the National Labor Relations Act; prior to such six-month period, neither Seller has engaged in any unfair labor practice within the meaning of the National Labor Relations Act which would have a material adverse effect on the financial condition, results of operations, properties, business or prospects of such Seller in respect of the Business;

          (d) there are no pending or, to the best of each Seller's knowledge, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status or handicap against either Seller in respect of the Business before any federal, state or local board, department, commission or agency nor, to the best of each Seller's knowledge, does any basis therefor exist;

          (e) neither Seller is now, and during the past five years (or the Ownership Period if the Ownership Period is less than five years) neither Seller has been, charged with or to the best of either Seller's knowledge threatened with a charge of violation, or under investigation with respect to a possible violation, in respect of the Business of any provision of any Laws relating to unfair labor practices or equal employment opportunity; and there have been no claims, inquiries, citations, penalties assessed or other proceedings of federal, state or local governmental agencies in respect of either Seller in respect of the Business during the past five years (or the Ownership Period if the Ownership Period is less than five years) which relate to any provision of any Laws relating to unfair labor practices or equal employment opportunity;

          (f) each Seller is in compliance with the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder ("WARN");

          (g) Sellers, with respect to the Business, are in compliance with all requirements of the Code, and all other applicable Laws regarding classifications as employees, independent contractors, leased employees, temporary employees or otherwise with regard to all persons employed, retained in any capacity or otherwise performing services with respect to the Business.

          (h) Sellers, with respect to the Business, are in compliance with the Immigration Reform and Control Act and regulations promulgated thereunder or any other applicable laws relating to immigration. Each Seller has checked the Social Security number provided to it by each of its employees to confirm that it matches the records of the Social Security Administration, and has confirmed that, except for two employees whose situation is being examined, such Social Security number matches the records of the Social Security Administration.

     Section 3.16 Employee Benefit Plans.

          (a) Schedule 3.16 attached hereto and made a part hereof sets forth all plans, contracts, agreements, practices, policies or arrangements, oral or written, providing for employment or for any bonuses, deferred compensation, excess benefits, pensions, retirement benefits, profit sharing, stock bonuses, stock options, stock purchases, stock appreciation, phantom stock, restricted stock, foreign benefits, life, accident and health insurance, hospitalization, savings, holiday, vacation, severance pay, change of control payments or benefits, sick pay, leave, disability, tuition refund, service awards or any other employee or executive benefits, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an "employee benefit plan" as defined in Section 3(3) of ERISA, including any Welfare Plan and any Pension Plan providing employee benefits or compensation to current or former employees of Sellers with respect to the Business, maintained or contributed to by a

Seller or any ERISA Affiliate, or to which a Seller or any ERISA Affiliate is a party (each of the preceding hereinafter is referred to individually as a "Plan" and collectively as "Plans").

          (b) None of the Plans is a multi-employer plan within the meaning of
Section 3(37) of ERISA, and, except as disclosed on Schedule 3.16, no Seller nor any entity which is required to be treated as a single employer with any Seller pursuant to Section 414 (b), or (c) of the Internal Revenue Code of 1986, as amended (the "Code") ("ERISA Affiliate") has maintained or sponsored, has been required to contribute to, has terminated or withdrawn from (either completely or partially), and no withdrawal liability (as defined in Section 4201, 4063 or 4064 or ERISA) has been incurred by any Seller or an ERISA Affiliate with respect to, any defined benefit plan or multi-employer plan, and there is no basis to anticipate that any demand for payment of any withdrawal liability will be made. Except as disclosed on Schedule 3.16, none of the Plans and no employee pension benefit plan maintained by any ERISA Affiliate with respect to the Business is subject to Title IV of ERISA or Section 412 of the Code and neither any Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA with respect to the Business which has not been satisfied. No Seller nor any ERISA Affiliate has terminated any defined benefit pension plan with respect to the Business subject to Title IV of ERISA during the six (6) year period preceding the Closing Date for which such Seller or ERISA Affiliate has not received a favorable determination letter from the Internal Revenue Service, and a copy of any such determination letter has been provided to Purchaser by Sellers.

          (c) Each Plan (together with its related funding instrument) which is an employee pension benefit plan, is in material compliance with the qualification requirements of Section 401 of the Code and the regulations issued thereunder, and has been in material compliance with such qualification requirements from the date of its adoption to the date of this Agreement, and each such Plan and its related funding instrument have been the subject of a favorable determination letter issued by the Internal Revenue Service holding that such Plan and funding instrument are so qualified. A copy of the most recent determination letter, which has been issued by the Internal Revenue Service has been provided to Purchaser by Seller.

          (d) Except as set forth on Schedule 3.16 hereto, none of the Plans which is an employee welfare benefit plan provides benefits to retirees or other former employees of any Seller, regardless of whether such benefits are vested, and no Seller has terminated any employee welfare benefit plan providing benefits to retirees or other former employees.

          (e) Sellers have provided to Purchaser a copy of the Plans and all amendments thereto. For Sellers' 401(k) Plan, as hereinafter defined, Sellers have obtained a favorable determination letter or letters from the Internal Revenue Service (the "IRS"). None of the determination letters has been revoked by the IRS nor has the IRS given any written notice to either Seller or to the Parent that it intends to a revoke any such determination letter;

          (f) With respect to each of the Plans, the Sellers have provided to Purchaser a copy of all related trust agreements, all amendments thereto and written interpretations together with the most recent annual Form 5500 report, the most recent summary plan description and any subsequent summary of material modification, the most recent summary annual report, any insurance contracts related to such Plans, and any employee handbooks, manuals and policy statements relating to such Plans. The Sellers have provided Purchaser with true and complete age, salary, service and related data for the Business Employees and beneficiaries thereof;

          (g) Sellers shall either contribute or accrue on their books the amount of any employer matching and floor contributions (in an amount determined in accordance with each Seller's past practices) to the Sellers' 401 (k) Plan which is in the ordinary course of business and would be contributed for or attributable to the period prior to the Closing Date.

          (h) Sellers with respect to the Business are in material compliance with COBRA and all other laws which require the continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status;

          (i) Except as disclosed on Schedule 3.16, the assets of the Plans maintained by the Sellers or any ERISA Affiliates for the benefit of the employees of Sellers with respect to the Business do not include any stock or securities issued by the Sellers or any ERISA Affiliates;

          (j) To the knowledge of each Seller, all material reports and documents with respect to each Pension Plan and Welfare Plan that are required by ERISA or other laws to be filed or distributed, have been timely filed or distributed;

          (k) Except as set forth on Schedule 3.16, no Plan exists that could result in the payment to any present or former employee of Sellers with respect to the

Business of any money or property or accelerate or provide any other rights or benefits to any present or former employee of Sellers with respect to the Business as a result of the transactions contemplated by this Agreement, whether or not such payments would constitute parachute payment within the meaning of
Section 280G of the Code;

          (l) Other than qualified domestic relations orders as defined in
Section 414(p) of the Code and qualified medical child support orders as defined in Section 609(a)(2)(A) of ERISA, and except for claims for benefits in the ordinary course, to the knowledge of each Seller, there are no actions, liens, suits, arbitrations, disputes, legal administrative or other proceedings or governmental investigations pending against any of the Plans.

     Section 3.17 Legal Proceedings. Except as set forth in Schedule 3.17, there are no claims, actions, suits or proceedings pending or, to the best of Sellers' knowledge, threatened by or against or affecting either Seller in respect of the Business or the Purchased Assets.

     Section 3.18 Judgments, Decrees and Orders. Schedule 3.18 lists all judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or governmental agency to which either Seller is a party or is subject in respect of the Business or to which any of the Purchased Assets is subject. Except as set forth in Schedule 3.18, neither Seller is a party to or subject to any judgment, decree or order enjoining it in respect of any business practice, the acquisition of any property or the conduct of any business and neither Seller has operated the Business in violation of any such judgment, decree or order.

     Section 3.19 Compliance With Law.

          (a) Except as set forth in Schedule 3.19(a), neither Seller is in violation of any Laws and its current facilities and continuation of its current activities will not in the future violate any Laws currently enacted or adopted but having only future effect, except for violations which individually, or in the aggregate, do not and will not have a material adverse effect on the financial condition, results of operations, business, properties, assets or liabilities of such Seller in respect of the Business.

          (b) Except as set forth in Schedule 3.19(b), neither Seller is now, and during the past five years (or the Ownership Period if the Ownership Period is less than five years) neither Seller has been, charged with or to the best of such Seller's knowledge threatened with a charge or violation, or under investigation with respect to a possible violation, of any provision of any Laws relating to any aspect of the Business. Except as set forth in Schedule 3.19(b), there have been no claims, inquiries, citations, penalties assessed or other proceedings of federal, state, local or foreign governmental agencies in respect of either Seller in respect of the Business during the past five years (or the Ownership Period if the Ownership Period is less than five years) which relate to any provision of any Laws including but not limited to those relating to government procurement.

          (c) Except as disclosed in Schedule 3.19(c), each Seller has obtained all Permits which are required in connection with the business and operations of the Business and is in full compliance therewith. Schedule 3.19(c) lists all such Permits except for the Permits listed in Schedule 3.20(b) in response to section 3.20(b). All such Permits are valid and in full force and effect. No Seller has engaged in any conduct which could cause revocation or suspension of any of such Permits and no action or proceeding which could result in the revocation or suspension of any thereof is pending or, to the best of Seller's knowledge, threatened.

          (d) Except as disclosed in Schedule 3.19(d) and except for transfers, approvals and authorizations listed in Schedule 3.20(b) in response to Section 3.20(b), no transfers of such Permits and no approvals or authorizations of public authorities will be required to permit the Purchaser to continue the Business as presently conducted after sale of the Business to the Purchaser pursuant to this Agreement.

     Section 3.20 Environmental Matters.

          (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

               (i) "Environment" means soil, land surface or subsurface strata; surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands); ground waters; sewer, septic system or waste treatment, storage or disposal system servicing the Business; drinking water supply; stream sediments; ambient air (including indoor air); plant and animal life; and any other environmental medium or natural resource.

               (ii) "Environmental Law(s)" means any past or present law (including common law), statute, ordinance, rule, regulation, code, treaty, or other requirement adopted or enacted by any federal, state, provincial, local, foreign or other governmental authority relating to the Environment, Hazardous Material(s) and/or worker health and safety.

               (iii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

               (iv) "Hazardous Material" means any pollutant, contaminant, hazardous or toxic substance, waste, and any other material (i) regulated in connection with its impact or potential impact on human health or the environment, or (ii) the presence, or discharge of, or exposure to which could result in liability under any Environmental Law as a result of its impact or potential impact on human health or the environment; and including asbestos and asbestos containing material; and petroleum, petroleum products, and waste oil; any flammable explosives; radioactive materials; or urea formaldehyde foam insulation.

               (v) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment whether intentional or unintentional.

               (vi) "Remedial Activities" means all activities required by applicable Environmental Laws related to the assessment, investigation, removal, remediation, abatement or mitigation, and including monitoring, of any event or conditions arising from or relating to the presence of any Hazardous Material(s) on, at, under or migrating from any Real Property.

          (b) Except as disclosed in Schedule 3.20(b) attached hereto and made a part hereof, each Seller has obtained all Environmental Permits that are required for the lawful operation of the Business. A list of Environmental Permits is attached at Schedule

3.20(b). All such Environmental Permits are in full force and effect. No Seller has engaged in any conduct which could reasonably be expected to cause revocation, suspension or adverse modification of any of such Environmental Permits and no action or proceeding which could result in the revocation, suspension or adverse modification of any such Environmental Permits is pending or, to the best of Seller's knowledge, threatened.

          (c) Except as disclosed in Schedule 3.20(c) attached hereto and made a part hereof, each Seller is, at and all times during its ownership of the Purchased Assets and the Business has been, in material compliance with all terms and conditions of its Environmental Permits and with all applicable Environmental Laws.

          (d) Except as disclosed in Schedule 3.20(d) attached hereto and made a part hereof, no Seller has received written notice of, nor has knowledge of, any allegations of any violation by or claim against the Business or any Seller under any Environmental Law, and no Seller is aware of any events, conditions, circumstances, activities, practices, incidents, actions or plans with respect to the Business which may give rise to any liability under any Environmental Laws or interfere with or prevent continued compliance with Environmental Laws.

          (e) Except as disclosed in Schedule 3.20(e), there have been no claims, written inquiries, citations, penalties assessed or other proceedings of federal, state, local or foreign governmental agencies in respect of the Seller in respect of the Business during the past five years (or the Ownership Period if the Ownership Period is less than five years) which relate to any provision of any Environmental Laws.

          (f) Except as disclosed in Schedule 3.20(f) hereof, no Seller has caused or permitted, and no Seller has any knowledge of, any Release or threatened Release of any Hazardous Material in violation of applicable Environmental Laws into, on, under or about any of the Business' Real Property (or any Real Property formerly owned or operated in connection with the Business).

          (g) Except as disclosed in Schedule 3.20(g) hereof, no Seller has caused or permitted, and no Seller has any knowledge of, the past or present use of any of the Business' Real Property (or any Real Property formerly owned or operated in connection with the Business) for the treatment or disposal of any Hazardous Material, including without limitation any pits, ponds, lagoons, dry wells, sumps, trenches or landfills.

          (h) Except as disclosed in Schedule 3.20(h) hereof, no Seller has been identified as a potentially responsible party at any federal or state National Priority List ("Superfund") site with respect to the Business.

          (i) Sellers have made available to Purchaser for its review complete and correct copies of the documents identified in Schedule 3.20(i) hereto.

          (j) Sellers have made available to the Purchaser true and complete copies of (i) all material reports and documents, final analytic data, and video or computer tapes relating to the Purchased Assets and compliance with Environmental Laws with respect to the Business, including, without limitation, all material correspondence to and from public authorities, all material filings with public authorities, and all internal or external environmental audits; and
(ii) all documents, reports or analyses, in whatever form, prepared by or on behalf of any Seller and in Seller's possession, or otherwise in its possession, relating to the presence or absence of any Hazardous Material(s) on, at, under or migrating from or onto any of the Business' Real Property (or any Real Property formerly owned or operated in connection with the Business)(hereinafter referred to as "Environmental Reports"). A listing of all Environmental Reports disclosed hereunder is included in Schedule 3.20(i).

          (k) Except as set forth on Schedule 3.20(k), no underground storage tanks for Hazardous Material(s) currently exist, nor to the best of Sellers' knowledge, previously existed, at the Business' Real Property (or any Real Property formerly owned or operated in connection with the Business).

          (l) Except as set forth in Schedule 3.20(l), there are no liens, encumbrances or restrictions of any nature whatsoever against any Seller or the Purchased Assets arising under any Environmental Law.

          (m) Except as set forth in Schedule 3.20(m), to the knowledge of the Sellers, no building or structure owned, operated or leased by any Seller contains any asbestos or asbestos-containing material, urea formaldehyde foam insulation, or polychlorinated biphenyls (PCBs) in concentrations exceeding 50 ppm.

     Section 3.21 Absence of Certain Payments. During the five year period (or the Ownership Period if the Ownership Period is less than five years) prior to the date of this Agreement, no Seller has (nor has any Seller, any director, officer, agent, or employee of any Seller nor any other person, acting on behalf of any Seller) directly or indirectly in respect of the Business: used any of the funds of any Seller for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the funds of any Seller; violated any provision of the Foreign Corrupt Practices Act of 1977; established or maintained any unlawful or unrecorded fund of the monies or other assets of any Seller; made any false or fictitious entry on the books or records of any Seller; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for any Seller, or to pay for favorable treatment for business secured or for special concessions already obtained for any Seller.

     Section 3.22 Consummation of this Transaction.

          (a) Except for filings and approvals listed in Schedule 3.20(b) in response to Section 3.20(b), and as set forth in Schedule 3.22, no filing by any Seller with any governmental authority is required with respect to the transactions contemplated by this Agreement, and the consummation by the Sellers of the transactions contemplated by this Agreement is not subject to the prior consent or approval of any governmental authority.

          (b) Neither Seller has received from any governmental authority any request for information with respect to the transactions contemplated by this Agreement, and no claims, actions, suits, inquiries, investigations or proceedings are pending or, to the best of either Seller's knowledge, threatened which seek to restrain or prohibit, or which would hinder, the consummation of the transactions contemplated by this Agreement.

     Section 3.23 Intellectual Property.

          (a) As of the date of this Agreement, Schedule 3.23(a) contains a list of all the Industrial Property and of all unregistered trademarks, unregistered service marks and unregistered trade names included in the Purchased Assets. Except as set forth in Schedule 3.23(a), no Seller has any knowledge that any such Industrial Property is not valid and enforceable.

          (b) Except as set forth in Schedule 3.23(b): all of the Intellectual Property included in the Purchased Assets is owned by either Seller or Parent free and clear of any liens, attachments or encumbrances; and there are no claims or demands nor any proceedings brought by any person, firm or corporation pertaining to any Intellectual Property included in the Purchased Assets; and none of the Intellectual Property included in the Purchased Assets is subject to any order, decree, judgment, stipulation or agreement restricting the use thereof.

          (c) As of the date of this Agreement, Schedule 3.23(c) contains a list of all contracts (i) involving licenses granted by either Seller to any third party with respect to any Intellectual Property included in the Purchased Assets and (ii) involving licenses granted by any third party to either Seller or Parent or any of their Associates for the use of Intellectual Property in the operation of the Business other than for the use of software or computer programs. Except as set forth in Schedule 3.23(c) each contract listed in
Schedule 3.23(c) or 3.23(h): is a valid and binding agreement enforceable in accordance with its terms and is in full force and effect; no material default by any Seller or, to the best of Sellers' knowledge, by any other party exists under any provision thereof; no condition exists which after notice or lapse of time or both would constitute a material default thereunder by any Seller or, to the best of Sellers' knowledge, by any other party; and the assignment thereof pursuant to this Agreement will not result in termination of, or result in a right of termination under, any such agreement, require the consent of any party thereto or bring into operation any other provision thereof.

          (d) Except as set forth in Schedule 3.23(d): (i) none of the products, apparatus, methods or services which either Seller makes, uses sells or offers to sell in respect of the Business infringes upon the Intellectual Property of others; and, (ii) none of the Intellectual Property included in the Purchased Assets is, to the best of each Seller's knowledge, being infringed by others.

          (e) Except as set forth in Schedule 3.23(e), during the last five years (or the Ownership Period if the Ownership Period is less than five years) neither any Seller nor any Seller Associate on behalf of any Seller nor, to the best of Sellers' knowledge, any predecessor of any Seller or any predecessor of any Seller Associate on behalf of any Seller, has in respect of the Business been charged with, or charged others with: (i) unfair competition; (ii) infringement of any patent, trademark, service mark, trade dress, trade name, domain name, copyright or mask work; or (iii) misappropriation of any trade secrets, confidential information, know how, software or computer programs.

          (f) Schedule 3.23(f) lists all opinions of counsel (whether in-house or outside) which relate to (i) the validity, infringement and/or enforceability of any Intellectual Property owned or used by either Seller in respect of the Business or (ii) the use of trade secrets, software, computer programs, confidential information or know-how owned or used by either Seller in respect of the Business.

          (g) Each engineering and technical employee of each Seller is required by the terms of their employment to assign to each Seller all rights to Intellectual Property made, written or conceived by them during the course of their employment with such Seller and relating to the business or contemplated business of such Seller in respect of the Business.

          (h) As of the date of this Agreement all software used by Parent, either Seller, a Parent Associate or a Seller Associate in respect of the Business is either owned by or licensed to such Parent, Seller or Associate and
Schedule 3.23 (h) sets forth a list of all Contracts granting software licenses to such Parent, Seller or Associate.

          (i) The Intellectual Property included in the Purchased Assets and the Intellectual Property licensed to the Purchaser pursuant to Section 5.7, together with the Intellectual Property referred to in Section 5.6, comprise all of the Intellectual Property owned by the Parent, either Seller or their Associates necessary for the conduct and operation of the Business in all material respects as of the date hereof or as contemplated by Sellers during the next three (3) years. The Purchased Assets shall in no event include any trademarks or trade names incorporating the term "Waterlink," and any use by the Purchaser of any such trademark or trade name shall be subject to Section 5.6.

     Section 3.24 Powers of Attorney. There are no outstanding powers of attorney of either Seller in respect of the Business other than those issued in the ordinary course of business with respect to insurance, Intellectual Property and tax matters.

     Section 3.25 Taxes.

          (a) Each Seller has paid or will pay when due or finally settled all Taxes relating to the Business or to the Purchased Assets which are or become due and payable for all periods up to and including the Closing Date except where the failure to pay Tax would not have a material adverse effect on the Business. Each Seller has properly filed on a timely basis, or so will file, when due (after giving effect to any valid extension of time in which to make such filings), all Tax Returns relating to the Business or the Purchased Assets for all periods up to and including the Closing Date except where the failure to file any Tax Return would not have a material adverse effect on the Business.

          (b) None of the Purchased Assets are encumbered by any liens arising out of unpaid Taxes that are due and payable on or before the Closing Date.

          (c) No action or proceeding for the assessment or collection of any Tax is pending, or to any Seller's knowledge, proposed that would affect the Business, and no deficiency or other claim for any Tax has been asserted or made that relates to the Business that has not been fully paid or timely settled.

          (d) All Taxes that any Seller is or was required to withhold or collect with respect to the Business have been paid to the proper governmental authority.

     Section 3.26 Accounts Receivable.

     The Accounts Receivable are reflected properly on the books and records of each Seller, are valid, and arose in the ordinary course of business.

     Section 3.27 Product Warranty.

     Except as set forth on Schedule 3.27, to the knowledge of Sellers, each product or service manufactured, sold, leased, or delivered by the Business has been in conformity with all applicable contractual commitments and all express and implied warranties in all material respects, and no Seller has any liability (and, to the best knowledge of Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 3.27, no product or service manufactured, sold, or delivered by the Business is subject to any guaranty, warranty, or other indemnity.

     Section 3.28 C'treat Leased Property. To the knowledge of Sellers, no portion of the Real Property leased by C'treat is or at any time was a "wetland" (as such term is defined under any Environmental Law) and C'treat has not performed, caused or permitted to be performed any activities that would have in any way filled, destroyed, eliminated, altered, obstructed, disturbed, interfered with or otherwise affected any "wetlands" in violation of any Environmental Laws.

ARTICLE IV. Representations and Warranties of the Purchaser.

     The Purchaser represents and warrants to the Seller as follows:

     Section 4.1 Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

     Section 4.2 Corporate Power and Action. The Purchaser has corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize such execution and delivery, and this Agreement is a valid and binding agreement of the Purchaser in accordance with its terms.

     Section 4.3 Consummation of this Transaction.

          (a) The Consummation by Purchaser of the transactions contemplated by this Agreement is not subject to the prior consent or approval of any governmental authority.

          (b) Purchaser has not received from any governmental authority any request for information with respect to the transactions contemplated by this Agreement, and no claims, actions, suits, inquiries, investigations or proceedings are pending or, to the best of Purchaser's knowledge, threatened which seek to retrain or prohibit, or which would hinder, the consummation of the transactions contemplated by this Agreement.

     Section 4.4 No Broker. Neither Purchaser nor any person acting on its behalf is obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE V.        Covenants.

     Section 5.1 Estoppel Certificates. At the Closing, Seller shall deliver in form reasonably satisfactory to Purchaser:

          (a) an estoppel certificate from each landlord or tenant (other than a Seller) under each lease identified in Exhibit F as requiring an estoppel certificate to the effect that:

               (i) to the best of such landlord's or tenant's knowledge the applicable Seller is not in default under such lease and no event or condition has occurred or failed to occur which, with the passage of time or the giving of notice, or both, could constitute a default by such Seller under the lease;

               (ii) the lease as identified is unmodified except as indicated and in full force and effect; and

               (iii) all rent and other charges required to be paid by such Seller under the lease have been duly and timely paid and are current.

     Section 5.2 Non-Competition.

          (a) The Parent and each Seller agrees, in consideration of the obligations of the Purchaser hereunder, that it will not either directly or indirectly:

               (i) for a period of five years after the Closing Date engage in or attempt to engage in any of the businesses which constitute or are included in the Business as engaged in by the Sellers as of the Closing Date in competition with the Purchaser or any Associate of the Purchaser; or

               (ii) for a period of five years after the Closing Date solicit away from the Purchaser or any Associate of the Purchaser any non-clerical employees who were employees of any Seller as of the Closing Date.

          (b) The Parent and each Seller agree that the provisions of this
Section 5.2 are necessary and reasonable to protect the Purchaser in the conduct of its business. If any restriction contained in this Section 5.2 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

          (c) The Parent and each Seller agrees that any breach by it of this
Section 5.2 will result in the Purchaser suffering a loss which cannot adequately be compensated for in damages and that the Purchaser shall be entitled to injunctive relief.

     Section 5.3 Accounts Receivable. The Purchaser shall continue after the Closing to attempt to collect the accounts receivable reflected on the Closing Balance Sheet in a reasonable manner consistent with the applicable Seller's efforts prior to the Closing short of referral to a collection agency or commencement of litigation. Should such efforts not result in the collection in full of all such accounts receivable by a date which is the later to occur of
(x) 90 days after the Closing Date or (y) 90 days after the due date for any payment pursuant to the terms of the applicable contract or invoice (the "Due Date"), then the Purchaser may assign the uncollected portions of such accounts receivable to such Seller no later than 120 days after the Closing Date or the Due Date, as the case may be (the "Assigned Receivables"). Promptly upon such assignment such Seller shall pay to the Purchaser an amount equal to the Assigned Receivables less all reserves on the Closing Balance Sheet with respect to such accounts receivable. Thereafter, Purchaser shall promptly deliver all documents related to the Assigned Receivables to such Seller and Purchaser shall cooperate in collection matters and shall at no time without such Seller's consent compromise any amount.

     For purposes of determining the collection of accounts receivable any payments received by the Purchaser and not designated for a specific invoice shall be applied against the oldest invoice owed by the party making the payment unless such party shall indicate to the Purchaser that such invoice is in dispute, in which event the payment shall be applied against the next oldest invoice owed by such party. The Purchaser shall not settle any dispute or compromise any amount regarding any account receivable covered by this Section without the prior written consent of the applicable Seller, which shall not be unreasonably withheld.

     Section 5.4 Allocation of Purchase Price. The Purchaser and the Sellers shall allocate the Purchase Price among the Purchased Assets and the Non-competition covenant set out in Section 5.2 as set forth on Exhibit G and, in accordance with Section 1060 of the Code. For the purposes of all Taxes and Tax Returns, the parties agree to report the transactions contemplated in this Agreement in a manner consistent with Exhibit G and no party will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise without the consent of the other party except as required by a final "determination" within the meaning of Section 1313 of the Code.

     Section 5.5 Disclosures. Except as required by law, neither Sellers nor Purchaser, without the prior written consent of the other, will make any press release or any similar public announcement concerning the transactions contemplated by this Agreement. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure.

     Section 5.6 The "Waterlink" Name And Mark.

          (a) Subject to the provisions of paragraph (b) below, the Purchaser will cease all use of the designation "Waterlink" in any fashion or combination, including but not limited to the names/trademarks "Waterlink Technologies," "Waterlink Pure Water Division," "Waterlink Pure Water," "Waterlink C'treat Offshore," and "Waterlink

C'treat," as soon as practicable after the Closing Date but not more than one
(1) year after the Closing Date. Nothing in this Section 5.6 or elsewhere herein shall give the Purchaser the right to use the sole designation "Waterlink" at any time.

          (b) Seller hereby grants to the Purchaser a personal, non-exclusive, royalty-free license (i) for a period of eighteen (18)months following the Closing Date to use tools, dies and molds acquired by the Purchaser under the terms of this Agreement which cause the names or marks "Waterlink Technologies," "Waterlink Pure Water Division," "Waterlink Pure Water," "Waterlink C'treat Offshore," or "Waterlink C'treat," to be cast, struck or molded into Products currently being produced by or for the Business and (ii) for a period of eighteen (18) months following the Closing Date to sell Products manufactured with the use of such tools, dies and molds during such eighteen (18) month period. The Purchaser shall in any event phase out such use of such names and marks as soon as is reasonably practicable, and, in particular, shall remove the cast for such names or marks from each such tool, die or mold on the first occasion after the Closing Date when such tool, die or mold is refurbished. Products of the Purchaser in connection with which the cast, struck or molded names or marks will be so used shall be of a standard quality substantially equivalent to the standard of quality maintained by the Business for such Products prior to the Closing Date.

          (c) Purchaser agrees that it will not use the "Waterlink" name or mark (or derivations thereof) in any way as to state that Purchaser is the Seller or Parent, or that Purchaser's Products and/or services are Seller's or Parent's Products and/or services.

          (d) Purchaser agrees that it will not use the "Waterlink" name or mark (or derivations thereof) on or in connection with any products or services other than the Products or services of the Business as of the Closing Date.

          (e) Purchaser hereby acknowledges that the "Waterlink" name and mark (and derivations thereof) are and will remain the sole property of Seller or Parent and that Purchaser has and will hereby acquire no ownership rights whatsoever in the "Waterlink" name or mark (or derivations thereof). Purchaser hereby acknowledges that any and all of the goodwill associated with its use of the "Waterlink" name or mark (or derivations thereof) will inure to Seller and Parent. Purchaser will not : (i) contest, or assist in any contest of, Seller's or Parent's ownership of the "Waterlink" name or mark (or derivations thereof) except as required by law; (ii) contest, or assist in any contest of, the validity or enforceability of the "Waterlink" name or mark (or derivations thereof) except as required by law; or (iii) take any actions with the intent to injure the "Waterlink" name or mark (or derivations thereof) or impair Seller's or Parent's rights therein.

          (f) Purchaser will use such trademark markings in connection with Purchaser's use of the "Waterlink" name or mark (or derivations thereof) as Seller or Parent shall reasonably require to preserve and protect the trademark status of the "Waterlink" name or mark (or derivations thereof). Purchaser represents and warrants that the quality of the Products and/or services provided in connection with the use of the "Waterlink" name or mark (or derivations thereof) will be comparable to the quality of the Products and/or services which Seller currently provides in connection with the Business. In order to enable Seller to determine whether such Products or services conform to the standard of quality required by this Section 5.6 and to protect Seller's and Parent's reputation in the marketplace, Purchaser will submit to Seller, once every six (6) months upon request by Seller, a sample of any Products, labels, tags and packaging material for the Products, brochures, promotional materials, representative advertisements, and photographs, drawings or sketches of signs containing the derivation of the "Waterlink" name or mark (or derivations thereof), as well as copies of materials showing or depicting how the derivation of the "Waterlink" name or mark (or derivations thereof) is intended to be used in connection with any of Purchaser's Products or services. Seller or Parent will have the right to object to the manner in which the derivation of the "Waterlink" name or mark is intended to be used by Purchaser in connection with any Products or services on the grounds that the use of the derivation of the "Waterlink" name or mark exceeds the scope of the license granted herein by this Section 5.6 or there is a substantial likelihood that such intended use will cause damage to the goodwill of the "Waterlink" name or mark (or derivations thereof) or Seller's or Parent's reputation in the marketplace.

     Section 5.7 Intellectual Property License Agreement.

          (a) Effective as of the Closing Date, Parent and each Seller on behalf of themselves and their Associates, hereby grants to Purchaser, subject to
Section 5.7(c), a personal, worldwide, perpetual, irrevocable, paid-up, royalty-free, nonexclusive license, to manufacture, use and sell products and to provide services which are made, used, sold, offered for sale or under development by and with respect to the Business as of the Closing Date using any Intellectual Property (except any Intellectual Property which is conveyed to Purchaser pursuant to this Agreement) owned by or licensed to (with the right to sublicense) Parent, either Seller or their Associates as of the Closing Date, subject to any rights previously granted to third parties and, to the extent that any sublicense is available and granted herein, subject to the terms and conditions of the license agreement granting Parent, either Seller or their Associates such sublicensing rights. The licenses granted herein for the use of Intellectual Property other than Industrial Property are effective with respect to only Intellectual Property other than Industrial Property that is in the possession of the Business as of the Closing Date.

          (b) Effective as of the Closing Date, Purchaser hereby grants to Parent, either Seller and their Associates, subject to Section 5.7(c), a personal, worldwide, perpetual, irrevocable, paid-up, royalty-free, nonexclusive license to manufacture, use and sell products and to provide services which are made, used, sold, offered for sale or under development by Parent, either Seller or their Associates (excluding the Business) as of the Closing Date under any Intellectual Property which is conveyed to Purchaser pursuant to this Agreement, and which was originally obtained by Parent, either Seller or their Associates from the Business, and which is in the possession of the Business, Parent, either Seller or their Associates at the Closing Date, subject to any rights previously granted to third parties.

          (c) It is understood and agreed that the licenses granted above in this Section 5.7 do not include any right to use registered or unregistered trademarks, service marks, trade dress or trade names.

     Section 5.8 West Palm Environmental Conditions.

          (a) The Sellers and Parent agree to fully address the environmental conditions at the West Palm Facility Site (hereinafter "West Palm Environmental

Conditions") in accordance with Section 5.8(b) through 5.8(e) below. As used herein, the term West Palm Environmental Conditions shall mean those impacts to the Environment arising from the presence on or prior to the Closing Date of Hazardous Material(s) on, at, under, about or migrating from the West Palm Facility Site as identified in the West Palm Environmental Assessments (as hereinafter defined), and including the extent of such impacts as delineated in future investigation activities. The West Palm Environmental Assessments shall mean, the following reports of the West Palm facility: Phase I and Phase II Environmental Site Assessments by ENSR dated May 2002; Phase I and Limited Phase II Environmental Site Assessment by URS Corporation dated September 20, 2001; Phase I Environmental Site Assessment by Clayton Group Services dated September 5, 2000; and Site Investigation Report by IT Corporation dated April 2000; and 2001-2002 results of investigations conducted by or for FDEP included in files of FDEP to the extent such results address environmental issues at the West Palm Facility Site on or prior to the Closing Date.

          (b) At Sellers' and/or Parent's sole cost and expense, or at the cost and expense of any other responsible party(ies) but in no event that of Purchaser, the Sellers and/or Parent shall work diligently with the Florida Department of Environmental Protection or any successor agency or any other agency exercising jurisdiction over the West Palm Facility Site (hereinafter "Regulatory Agency") (i) to voluntarily undertake such Remedial Activities as the Regulatory Agency requires with respect to the West Palm Environmental Conditions, and (ii) to obtain either a "no further action" letter with respect to the West Palm Environmental Conditions, or other written evidence from the Regulatory Agency which states that the Regulatory Agency will take no action with regard to the West Palm Environmental Conditions. To the extent Sellers and Parent believe other responsible parties should contribute to or undertake the work required herein, Sellers and Parent shall use reasonable and best efforts to cause such parties to cooperate and work with the Regulatory Agency, or otherwise contribute to the cost of the Remedial Activities. In no event, however, shall Sellers or Parent take any steps that will prejudice Purchaser or Purchaser take any steps that will prejudice Sellers or Parent by way of encouraging action by the Regulatory Agency (which shall not include the pursuit of a "comfort letter" by Purchaser from the Florida Department of Environmental Protection) or any third-party as against Purchaser or Sellers or Parent, as the case may be. The failure of other responsible parties to perform or contribute shall not limit or change Sellers' and Parent's obligations under this Section 5.8.

          (c) All Remedial Activities performed by Sellers and/or Parent pursuant to this Section 5.8 shall be in accordance with the procedures set forth at Section 6.6. Sellers and Parent agree that to the extent the Remedial Activities are undertaken by some other responsible party(ies), Sellers and Parent shall utilize reasonable and best efforts to ensure that the other responsible party(ies) agrees to the procedures and provisions of Section 6.6.

          (d) Sellers and Parent agree that copies of all invoices for payments made by Sellers or Parent, or payments made by any other responsible party(ies) to the extent available to Sellers or Parent, to address the West Palm Environmental Conditions pursuant to this Section 5.8 shall be provided to Purchaser on a quarterly basis. Sellers and Parent shall utilize reasonable and best efforts to obtain copies of all such invoices for payment with regard to activities performed by any other responsible party(ies).

          (e) Sellers and/or Parent shall demonstrate to Purchaser that they are proceeding in accordance with the requirements of this Section 5.8 as follows:
(i) within thirty (30) days of the signing of this Agreement initiate discussions with the Florida Department of Environmental Protection for Sellers and/or Parent or other responsible party(ies) to enter into some form of remediation agreement and/or order to address the West Palm Environmental Conditions and thereafter provide a summary of such discussions to Purchaser; and (ii) within nine (9) months of the date of this Agreement submit to the Regulatory Agency or cause other responsible parties to submit to the Regulatory Agency a work plan for Remedial Activities as necessary to address the West Palm Environmental Conditions, subject to Purchaser's right of review set forth in
Section 6.6.

          (f) The environmental holdback of $1,000,000 ("Environmental Holdback") shall be disbursed in a single, full disbursement of the entire amount of the Environmental Holdback to the Parent upon the earliest to occur of any of the following:

               (i) Upon receipt by the Sellers or Parent or other responsible party (ies) of a "No Action Letter" or other written evidence from the Regulatory Agency which states that the Regulatory Agency will not require any Remedial Activities in connection with the West Palm Environmental Conditions.

               (ii) Upon receipt by the Sellers or Parent or other responsible party (ies) of a "No Further Action Letter" or other written evidence from the Regulatory Agency which states that the Regulatory Agency has accepted the Remedial Activities performed by the Sellers, Parent or other responsible party
(ies) with regard to the West

Palm Environmental Conditions and will not require further Remedial Activities in connection with those conditions.

          (g) In the event Purchaser receives a Third-Party Claim, as hereinafter defined, with respect to the West Palm Environmental Conditions and, after fifteen (15) days prior written notice to Sellers and Parent neither Sellers nor Parent have (i) demonstrated that they have fulfilled their obligations under this Section 5.8, nor (ii) enjoined any legal action against Purchaser, then Purchaser shall have the right to use the Environmental Holdback to implement those activities necessary to obtain the "No Action Letter" or "No Further Action Letter" or similar written evidence described in subsection (f)(i) and (f)(ii) above. In addition, such Third-Party Claim that results in Losses to Purchaser shall trigger Seller's obligations under Article VI and Purchaser shall be indemnified to the extent the Environmental Holdback is not sufficient to complete Seller's obligations under Section 5.8. Third-Party Claim shall mean any written communication received by Purchaser alleging or imposing liability or responsibility on the part of Purchaser, and includes, but is not limited to, a lawsuit, administrative action, a "PRP" letter by any governmental agency, any form of governmental order, or consent decree.

     Section 5.9 Environmental Permits. Sellers shall cooperate with Purchaser and use their best efforts to cause all Environmental Permits to be transferred to Purchaser promptly after Closing.

     Section 5.10 Payment of Taxes. Sellers agree to pay and discharge all Taxes relating to the Business or the Purchased Assets which relate to or arise out of the period prior to the Closing.

ARTICLE VI.       Survival, Indemnification and Escrow.

     Section 6.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement, other than those in Sections 3.2, 3.10, 3.11, 3.16, 3.20, 3.23, 3.25, 3.27, 3.28 and 4.2 shall survive the Closing for two years after the Closing Date. The representations and warranties in Sections 3.16, 3.20, 3.23, 3.25, 3.27 and 3.28 shall survive the Closing for so long as any applicable statute of limitations has not expired, been suspended or been waived; if there is no applicable statute of limitations such representations and warranties shall survive the Closing without limitation in time. The representations in Sections 3.2, 3.10, 3.11 and 4.2 shall survive the Closing without limitation in time.

     Section 6.2 Indemnification.

          (a) Notwithstanding any investigation of the Business made by or on behalf of the Purchaser prior to the Closing, Parent and each Seller agree jointly and severally to indemnify the Purchaser, and its officers, directors, employees and agents (individually a "Purchaser Indemnitee and collectively the "Purchaser Indemnitees") and to hold each Purchaser Indemnitee harmless from and against all damages, losses and expenses (including reasonable expenses of investigation and attorneys' fees) after giving effect to any reserves with respect thereto reflected on the Closing Balance Sheet, any insurance recoveries received by Purchaser under insurance policies of Parent or Sellers, and in the case of any matter specifically covered by Section 5.8 and to which the Environmental Holdback is applicable, the Environmental Holdback ("Losses") caused by or arising out of any:

               (i) breach of warranty or inaccurate or erroneous representation of any Seller or Parent contained herein or in any document delivered pursuant hereto;

               (ii) breach of any covenant of a Seller or Parent set forth in this Agreement or any Transaction Document (including without limitation failure to make any payment, in excess of the Settlement Holdback, required pursuant to
Section 2.5);

               (iii) claim in respect of any liabilities (a) of any Seller or any predecessor thereof, or (b) resulting from acts or omissions prior to the Closing of any Seller or any predecessor thereof, other than Assumed Liabilities;

               (iv) liability under, violation of or non-compliance with any Environmental Law (whether now existing or hereinafter enacted or adopted) resulting from acts or omissions on or prior to the Closing Date of either Seller, any predecessor thereof or any predecessor in interest to the Business' Real Property or any Real Property previously owned or operated in connection with the Business;

               (v) liability resulting from the presence on or prior to the Closing Date of any Hazardous Material on, at, under or migrating from any of the Business' Real Property or any Real Property previously owned or operated in connection with the Business;

               (vi) liability resulting from the presence of any Hazardous Material on, at, under or migrating from any property or facility to which Hazardous Material manufactured, processed, used, generated or otherwise handled by any Seller, or any predecessors, has been, or has allegedly been, transported, transferred, stored, disposed of, deposited, treated, recycled or received on or prior to the Closing Date; and

               (vii) conditions or events disclosed in any Schedule under
          Section 3.20.

          (b) Notwithstanding any investigation made by or on behalf of the Sellers prior to the Closing, the Purchaser agrees to indemnify the Sellers and their officers, directors, employees and agents (individually a "Seller Indemnitee and collectively the "Seller Indemnitees") and to hold each Seller Indemnitee harmless from and against all Losses caused by or arising out of any:

               (i) breach of warranty or inaccurate or erroneous representation of the Purchaser contained herein or any document delivered pursuant hereto;

               (ii) breach of any covenant of the Purchaser set forth in this Agreement or any Transaction Document (including without limitation failure to make any payment required pursuant to Section 2.5); and

               (iii) failure of the Purchaser to discharge any Assumed Liabilities.

     Section 6.3 Limitations on Liabilities.

          (a) Claims for Losses caused by or arising out of breach of warranty or inaccurate or erroneous representation may be made only pursuant to Article VI hereof and only by written notice within the survival period of such representation and warranty provided for in Section 6.1.

          (b) Sellers' and Parent's obligations to indemnify Purchaser for Losses caused by or arising out of breach of warranty or inaccurate or erroneous representation are limited, in the aggregate, to an amount not in excess of the Purchase Price.

          (c) Neither Sellers and Parent, on the one hand, nor Purchaser, on the other hand, shall have any obligation to indemnify the other for Losses caused by or arising out of breach of warranty or inaccurate or erroneous representation until the total of all such Losses suffered by the other party exceeds $100,000.

          (d) Neither Sellers nor Parent shall have any obligations under Sections 6.2(a)(iv)-(vii) for costs to remove asbestos material present before the Closing in any buildings at the Business's Real Property.

     Section 6.4 Indemnification Procedure as to Third Party Claims.

          (a) Promptly after a Purchaser Indemnitee or a Seller Indemnitee (individually an "Indemnitee) obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.4 as a "Claim"), in respect of which an Indemnitee is entitled to indemnification under this Agreement, such Indemnitee shall notify the indemnitor under this Agreement (the "Indemnitor") of such Claim in writing, provided, however, that any failure to give such notice (i) will not waive any rights of the Indemnitee except to the extent that the rights of the Indemnitor are prejudiced thereby and (ii) will not relieve the Indemnitor of its obligations as hereinafter provided in this Section 6.4 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnitee to the Indemnitor, the Indemnitor shall, subject to the provisions of Section 6.4(b) below, promptly assume the defense and settlement of such Claim with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's sole risk and expense, provided, however, that the Indemnitee (i) shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) shall cooperate with the Indemnitor in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitor and (iii) shall have the right to pay or settle such Claim at any time in which event the Indemnitee shall be deemed to have waived any right to indemnification therefor by the Indemnitor.

          (b) If (i) the Indemnitor fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (ii) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnitee, without waiving its right to indemnification, may assume the defense and settlement of such Claim, provided, however, that (i) the Indemnitor shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnitor shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee, and (iii) the Indemnitee shall not settle such Claim without soliciting the views of the Indemnitor and giving them due consideration.

          (c) As used in this Section 6.4, the term Indemnitee shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnitee may be involved.

     Section 6.5 Escrow. As security for (but not in limitation of) the indemnity provided for in Section 6.2(a), at the Closing the Purchaser will deposit with The Bank of New York, as escrow agent, $1,565,000, such amount to constitute an escrow fund to be governed by the terms set forth in an escrow agreement substantially in the form attached hereto as Exhibit H (the "Escrow Agreement"), which shall be executed and delivered at the Closing by the Purchaser and the Sellers.

     Section 6.6 Procedures Applicable to Performance of Remedial Activities.

     The following procedures shall apply with regard to the performance of any Remedial Activities performed pursuant to (i) Section 5.8 or (ii) in the event a claim for indemnification is made by Purchaser pursuant to Sections 6.2(a)(iv)-(vii) hereof (hereinafter referred to as an "Environmental Claim'):

          (a) If Remedial Activities or other action proposed to be taken by Sellers would materially and adversely affect Purchaser's operation of its business, including any material impairment in its relationships with customers, suppliers, the government, or the general public, such action shall not be taken without Purchaser's prior written consent. In the event such consent is given, Sellers agree to compensate Purchaser for and indemnify Purchaser against any Losses (including without limitation interest, penalties, business interruption and consequential or special damages of any nature, court costs and reasonable attorneys' fees) resulting from the Remedial Activities' or other action's effect on Purchaser's operation of the business.

          (b) Purchaser agrees to provide access to the affected property for all purposes related to implementation of any Remedial Activities. Sellers shall conduct such Remedial Activities in accordance with Environmental Laws or to the satisfaction of the applicable governmental authority. Sellers shall perform any Remedial Activities in a prompt and reasonable manner. Sellers shall avoid material interference with the use of the property. Sellers shall keep Purchaser apprised of scheduled Remedial Activities and provide Purchaser with no less than forty-eight (48) hours notice prior to entry onto the property. Such notice must be provided each time Sellers, their agents or contractors will access the property having been absent from the same for over five (5) business days.

          (c) Prior to commencing any Remedial Activities, Sellers shall provide Purchaser with a draft copy of any work plans describing the work necessary to implement the Remedial Activities (hereinafter "Remedial Action Plan(s)"). Purchaser will have the right to review and comment on any such Remedial Action Plan(s). Sellers shall consider Purchaser's comments on any Remedial Action Plan(s) submitted within fifteen (15) days after Purchaser's receipt of the Remedial Action Plan(s) unless a shorter time for review is made necessary and Purchaser has received reasonable notice thereof. Sellers shall give reasonable consideration to Purchaser's comments but will have the sole discretion to reject any comments and Sellers are under no obligation to modify any such draft document. Purchaser covenants and agrees to maintain the confidence of all drafts provided to it by Sellers under this Section. All correspondence with governmental authorities or third parties with respect to any Environmental Claim hereunder shall be copied to Purchaser.

          (d) Sellers agree to defend and indemnify and hold Purchaser harmless from and against any and all Losses arising out of or resulting from, whether directly or indirectly, the performance of the Remedial Activities by any Seller, its employees, agents or contractors.

          (e) Solely with respect to the matters covered under Section 5.8 hereof, and not in limitation of Parent's or Sellers' indemnification obligations pursuant to this Article VI, Sellers, Parent and Purchaser agree that the Environmental Holdback established pursuant to Section 5.8 is established to provide specific earmarked funds available to assure Purchaser of availability of such funds to address the West Palm Environmental Conditions. The funds included in the Environmental Holdback shall be treated as described in Section 5.8 and will not be subject to this
Article VI. The Purchaser, Parent and Sellers further agree that notwithstanding any provision in this Agreement, to the extent the Environmental Holdback is not sufficient to achieve the purposes intended by Section 5.8 or to the extent any Claim for Losses is made by Purchaser for which such amount is not available, the indemnification obligations of Parent and Sellers pursuant to this Article VI shall be applicable, except that the provisions of Section 6.3(c) shall not apply.

     Section 6.7 Treatment of Indemnification Payments. Any indemnification payments under this Agreement will be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VII.      Employees and Employee Benefits.

     Section 7.1 Employment. The Purchaser shall offer employment commencing as of the Closing Date to all persons (except the two employees referred in Section 3.15(h) for whom the provided social security number failed to match the records of the Social Security Administration) employed by any Seller with respect to the Business immediately prior to the Closing Date ("Business Employees") (other than such persons who are absent from work due to Disability, meaning any illness or injury, or any other reason except vacation). Such offers of employment shall include compensation and employee benefits as provided in
Section 7.2. Persons who accept such offers shall be referred to herein as "Business Transitioned Employees."

     Section 7.2 Compensation and Employee Benefits. The Purchaser shall, effective as of the Closing Date, provide to the Business Transitioned Employees
(i) base salaries at least equal to their base salaries on the date immediately preceding the Closing Date and (ii) employee benefits under plans, programs and arrangements substantially equivalent in the aggregate to either (A) those provided pursuant to the plans, programs and arrangements (other than any related to the equity securities of a Seller and other than the Employee Agreements) of the applicable Seller in effect on the date immediately preceding the Closing Date or (B) those provided to comparably situated employees of the Purchaser (other than post retirement health and life insurance coverage and defined benefit pension benefits); provided, however, that nothing herein shall prevent, from and after the Closing Date, the amendment or termination of any specific plan, program or arrangement or interfere with the Purchaser's right or obligation to make such changes as are necessary to conform with applicable Laws. Except as provided in Section 7.3, Business Transitioned Employees shall be given credit for purposes of eligibility and vesting for all service with a Seller to the same extent as such service was credited for such purpose by such Seller, under each employee benefit plan, program or arrangement of the Purchaser in which the Business Transitioned Employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Sellers will provide Form W-2s to Business Transitioned Employees for the period prior to the Closing Date and Purchaser will provide Form W-2s to Business Transitioned Employees for the period on and after the Closing Date. Sellers agree to cause continued coverage of Business Transitioned Employees and their eligible dependents under the Parent's medical, dental, life, disability and health insurance plans through 12:00 PM midnight May 31, 2002. Purchaser agrees to reimburse Parent for the amount of all claims, expenses and treatments incurred by Business Transitioned Employees and their eligible dependents from the Effective Benefits Time through 12:00 PM midnight on May 31, 2002 under Parent's medical, dental and health plans. Purchaser shall make such reimbursements promptly upon submission of Parent's statement therefor.

     Section 7.3 Limitation on Service. If at any time Business Transitioned Employees become eligible to participate in any plans of the Purchaser providing post retirement health and/or life insurance coverage, only service with the Purchaser after the Closing Date shall be credited for purposes of satisfying the eligibility requirements under said plans. If at any time Business Transitioned Employees become eligible to participate in any plans of Purchaser providing post retirement health and/or life insurance coverage and/or defined benefit pension benefits, Business Transitioned Employees shall be eligible only for such coverage and/or benefits applicable to employees of Purchaser hired on and after January 1, 2000.

     Section 7.4 Medical, Health and Dental Plans.

          (a) Effective as of the Closing Date, pursuant to Section 7.2, Purchaser shall provide each Business Transitioned Employee with medical, dental and health plan coverage. Purchaser shall cause each medical, dental or health plan of the Purchaser in which the Business Transitioned Employees participate to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of Sellers, except that Purchaser may require any Business Transitioned

Employee or eligible dependent thereof who immediately prior to the Closing Date is in the process of satisfying any similar limitations under such plans of any Seller to fully satisfy the balance of the applicable time period for such limitation under the medical, dental or health plans of the Purchaser, and (ii) honor any deductible and out-of-pocket expenses due to co-insurance actually incurred by the Business Transitioned Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation in a plan of the Purchaser; provided, however, that no such expenses shall be carried over from any preceding calendar year.

          (b) (i) Sellers shall be responsible for payment of any premiums for all of the Sellers' welfare benefit plans, programs and arrangements provided to the Business Employees as of the date immediately preceding the Closing Date ("Sellers' Welfare Benefit Programs") relating to periods prior to 12:01 AM Eastern Time of the Closing Date (the "Effective Benefits Time") and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of the Sellers' Welfare Benefit Program and incurred prior to the Effective Benefits Time, irrespective of whether any such claim is filed or submitted after the Effective Benefits Time.

              (ii) Purchaser shall be responsible for payment of any premiums relating to periods from and subsequent to the Effective Benefits Time for any welfare benefit plans, programs and arrangements which Purchaser at its sole discretion, subject to the requirements of Section 7.2 hereof, may provide to the Business Transitioned Employees from and after the Effective Benefits Time ("Purchaser's Welfare Benefits Program") and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of Purchaser's Welfare Benefits Program and incurred from and subsequent to the Effective Benefits Time.

     Section 7.5 Sellers' 401(k) Plan. As of the Closing Date, Sellers shall cause each Business Transitioned Employee to be one hundred percent (100%) vested in his or her accounts in the 401(k) plan maintained by Sellers in effect on the date immediately preceding the Closing Date ("Sellers 401 (k) Plan"). Sellers and Purchaser agree to cooperate to accomplish, subject to applicable law, the rollovers of cash, and any notes representing plan loans to participants, distributed to Business Transitioned Employees participating in Sellers' 401 (k) Plan and who to elect to make such rollovers, to a defined contribution plan of Purchaser as soon as practicable following the Closing Date. Any charges, fees or penalties imposed on or related to any investment funds or other assets of Sellers' 401 (k) Plan resulting from or in connection with any such distributions or in any manner related to the transactions contemplated in this Agreement shall be paid by Sellers or charged to the accounts of the Business Transitioned Employee in accordance with the terms of the Sellers' 401(k) Plan and Purchaser shall not be responsible for any such adjustments, charges, fees or penalties.

     Section 7.6 Terminations or Layoffs.

          (a) In the event of any termination or layoff by any Seller of any employee of a Seller in respect to the Business prior to the Closing Date, such Seller will comply fully with all applicable laws, including without limitation any laws relating to employee notification (such as with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN ") and any related state laws of the United States), and all laws relating to discrimination in employment or unfair employment practices, and such Seller will be solely responsible for all costs related to such termination or layoff of any such employee, including but not limited to severance expenses (including without limitation any periodic or lump sum severance payments and any employee benefits provided in connection with such severance payment), COBRA continuation benefits, penalties, damages and attorney's fees related thereto.

          (b) In the event of any termination or layoff by Purchaser of any Business Transitioned Employee on or after the Closing Date, Purchaser will comply fully with all applicable laws, including without limitation any laws relating to employee notification (such as WARN and any related state laws in the United States), and all laws relating to discrimination in employment or unfair employment practices. Purchaser will be solely responsible for all costs related to such termination or layoff of any Business Transitioned Employee, including but not limited to severance expenses (including without limitation any periodic or lump sum severance payments and any employee benefits provided in connection with such severance payment), COBRA continuation benefits, penalties, damages and attorneys' fees related thereto.

     Section 7.7 Employee Agreements. If Sellers have entered into employment, termination or retention agreements ("Employee Agreements") with any Business Employee pursuant to which retention bonuses, or severance, or termination payments or benefits may be paid in connection with the transactions contemplated in this Agreement, Sellers will be solely responsible for all payments and costs related to the Employee Agreements and the Purchaser shall have no liability or responsibility for any such payments or costs.

     Section 7.8 Vacation. The Purchaser shall provide Business Transitioned Employees with full credit for all accrued and unused, as of the Closing Date, vacation benefits to the extent such accrued and unused vacation benefits are reflected on the Closing Balance Sheet.

     Section 7.9 COBRA. With respect to any benefits to which any Business Transitioned Employees or former employees of Sellers with respect to the Business or their spouses, former spouses, or other qualifying beneficiaries may be entitled under COBRA by reason of qualifying events occurring on or prior to the Closing Date, Sellers shall provide such benefits to any Business Transitioned Employees and to any such former employees, their spouses, former spouses and other qualifying beneficiaries from and after the Closing Date through the remaining period of required coverage.

     Section 7.10 Flexible Spending Accounts. Effective as of the Closing Date, Purchaser shall provide Business Transitioned Employees with a flexible spending account benefits plan (or plans) in accordance with Section 7.2. Following the Effective Benefits Time, Sellers shall cause the accounts under its flexible spending account plan for each Business Transitioned Employee to be transferred to Purchaser's flexible spending account plan, and Purchaser agrees that such accounts shall be available to each such Business Transitioned Employee in the same manner they were available under Sellers' flexible spending account plan. The transfer of such accounts shall be reflected on the Closing Balance Sheet, taking into account on a net basis employee payroll deductions and claims paid through the Effective Benefits Time.

     Section 7.11 Disability.

          (a) Any Business Employee who is absent from work due to Long Term Disability (meaning any Disability of six (6) months or longer duration as of the date immediately preceding the Closing Date) shall be considered for rehire by the Purchaser under the same terms as applicable to Business Transitioned Employees at such time as his or her disability does not affect his or her ability to perform the position held by such individual with the Business prior to such Long Term Disability.

          (b) Any Business Employee who, as of the Closing Date, is Short Term Disabled (meaning any Disability of less than six (6) months duration as of the date immediately preceding the Closing Date) and who after the Closing Date continues disabled through the remainder of the six (6) month qualifying period for the Sellers' employee benefit plans and arrangements applicable to Business Employees who are on Long Term Disability shall, upon completion of such qualifying periods, be treated and considered for all purposes of this Agreement as a Business Employee absent from work due to Long Term Disability, effective from and after the date of completion of such qualifying period.

          (c) Any Business Employee, who as of the Closing Date, is Short Term Disabled and who after the Closing Date ceases to be disabled prior to the expiration of the six (6) month period which commenced upon the occurrence of the Business Employees Disability, shall be offered employment by Purchaser upon the same terms and conditions applicable to all other Business Employees, except that for all purposes of this Article VII of this Agreement, the date such Business Employee accepts such offer of employment shall be substituted as appropriate for the "Closing Date."

     Section 7.12 Assistance. Each Seller agrees to use its best efforts to assist Purchaser to enter into arrangements, to be effective from and after the Closing Date, with respect to Purchaser's Welfare Benefit Plans with the current service providers, administrators and insurers of such Seller's welfare benefit plans, programs and arrangements. Sellers and Purchaser agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Article VII, including the provision of records (including payroll records) and information as each may reasonably request from the other.

     Section 7.13 No Assumption of Plans. With respect to the Business Transitioned Employees, Purchaser is not assuming, and will not have any responsibility for the continuation of any Plan, and Purchaser will not be deemed to be a successor employer to either Seller with respect to any Plan. No plan adopted or maintained by Purchaser with respect to the Business Transitioned Employees will be deemed a successor plan of Seller.

     Section 7.14 Purchaser's Actions. Nothing in this Article VII shall require the continued employment of any person or prevent the Purchaser from taking any action or refrain from taking any action which any Seller or any Seller Associate, prior to the Closing Date, could have taken or refrained from taking.

     Section 7.15 No Third Party Rights. No provision of this Article VII shall create nor is intended to create nor shall be construed to confer: (i) any third party beneficiary rights in any employee or former employee, or any beneficiary or dependent thereof, of the Business, any Seller, any Seller Associate, or the Purchaser in respect of continued employment or resumed employment or in respect of any benefits that may be provided, directly or indirectly, under the employee benefit plans, program, policy, practices, or arrangement of the Business, any Seller, any Seller Associate, or the Purchaser whether prior to, on, or after the Closing Date; or
(ii) any rights, remedies, obligations, or liabilities, legal or equitable, on any person, firm, corporation, organization, or other entity other than the Sellers and the Purchaser (or their respective successors and assigns).

ARTICLE VIII. [Intentionally Left Blank]

ARTICLE IX. Conditions to Closing.

     Section 9.1 Conditions Precedent to the Obligations of the Purchaser.

     The obligations of Purchaser to consummate the purchase of assets contemplated by this Agreement are subject to the fulfillment by Seller prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser:

          (a) No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Business shall have been issued and remain in effect.

          (b) Representations and Warranties. All representations and warranties of Sellers and Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

          (c) Performance of Agreements, Instruments of Transfer. Sellers shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Sellers pursuant to the terms hereof on or prior to


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


the Closing Date, and Sellers and Parent shall have tendered to Purchaser the documents, instruments and certificates required by Section 2.8 and Article X hereof.

          (d) Compliance Certificate. Sellers shall have delivered to Purchaser its certificate, dated the Closing Date, executed on its behalf by its duly authorized representative, as to the fulfillment of the conditions set forth in Paragraphs (b) and (c) above.

          (e) Material Changes. There shall not have been any material adverse change in the business, financial condition or results of operations of any Seller since December 31, 2001.

          (f) Consents, etc. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary to the transfer and assignment of the Purchased Assets in connection with the consummation of the Closing shall have been obtained and be in full force and effect.

          (g) Release of Liens. Sellers shall have delivered to Purchaser evidence satisfactory to Purchaser of release by Bank of America, N.A. and any other lender(s) of all Liens on the Purchased Assets.

          (h) Escrow Agreement. Seller shall have entered into an Escrow Agreement substantially in the form attached as Exhibit H hereto.

          (i) Pollution Liability Insurance. Purchaser shall have obtained pollution liability insurance acceptable to it with respect to the West Palm Beach site and shall have received from or on behalf of Sellers $75,000 as a contribution toward the premium for such insurance.


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


     Section 9.2 Conditions Precedent to the Obligations of Seller. The obligations of Sellers to consummate the sale of assets contemplated pursuant to this Agreement are subject to the fulfillment by Purchaser each of the following conditions, any one or more of which may be waived by Sellers:

          (a) Payment. Purchaser shall have delivered to Seller the payment the Closing Payment.

          (b) Representations and Warranties. All representations and warranties of Purchaser shall be true and correct in all material respects as of the Closing Date.

          (c) Consents, etc. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the Closing shall have been obtained and be in full force and effect.

          (d) No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or any governmental agency which prevents the consummation of the transactions which are the subject of this agreement or prohibits Purchaser's ownership of the Business shall have been issued and remain in effect.

          (e) Performance of Agreements, Instruments of Transfer. Purchaser shall have fully performed in all material respects all obligations, agreements and conditions required to be fulfilled by Purchaser pursuant to the terms hereof on or prior to the Closing Date, and Purchaser shall have tendered to Sellers any documents, instruments or certificates required by Section 2.8 and
Article X hereof.


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


          (f) Escrow Agreement. Purchaser shall have entered into an escrow agreement substantially in the form attached as Exhibit H hereto.

     Section 9.3 Cooperation of Parties. Each of the parties hereto agrees to use its reasonable best efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to and at the Closing.

ARTICLE X. Closing Documents.

     Section 10.1 Sellers' Obligations.

     On the Closing Date, Sellers shall deliver to Purchaser physical possession of all tangible Purchased Assets and shall execute and/or deliver to Purchaser all of the following:

          (a) Resolutions; Opinion of Counsel. Copies of resolutions of each Seller certified by its respective Secretary or an Assistant Secretary, authorizing the execution, delivery and performance of this Agreement and the, in the case of the Sellers, transactions contemplated hereby, and a legal opinion by counsel for Sellers and Parent in form reasonably satisfactory to Purchaser.

          (b) Bill of Sale. Bills of sale, duly executed by Sellers, in form and substance reasonably satisfactory to Purchaser, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Sellers in and to the Purchased Assets free and clear of liens, claims, encumbrances and security interests in accordance with this Agreement.

          (c) Assignments. Assignments of the Intellectual Property rights, sales orders, Accounts Receivable, unfilled purchase orders, Contracts, personal property leases, Real Property leases, Environmental Permits, and Licenses and Permits, duly executed by the appropriate Seller, in form and substance reasonably satisfactory to Purchaser.

          (d) Books and Records. All books and records of Sellers and Parent relating primarily or exclusively to the Business.

     Section 10.2 Purchaser's Obligations.

     At the Closing, Purchaser shall deliver to Parent for the benefit of Sellers the following:

          (a) Assumption Agreement. An assignment and assumption agreement, duly executed by Purchaser, in form and substance reasonably satisfactory to counsel for Sellers, sufficient to effect the assumption by Purchaser of the Assumed Liabilities.

          (b) Payment. Funds in the amounts and payable as set forth in Section
2.1 hereof.

          (c) Resale Certificates. Resale certificates executed by Purchaser, with respect to sale for resale exemption applicable to the Inventory being transferred to Purchaser pursuant to the terms of this Agreement. If the Purchaser does not deliver such certificates to Sellers and Parent at the Closing, the Purchaser hereby agrees to deliver such certificates to Parent promptly upon request of Parent.


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


ARTICLE XI. Miscellaneous.

     Section 11.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be given:

     if to Purchaser, to:

     Sanitaire Division of ITT Industries, Inc.
     9333 North 49th Street
     Brown Deer, Wisconsin 53223
     Attention: President
     Telecopy: (414) 365-2210

     with a copy to:

     ITT Fluid Technology
     10 Mountainview Road
     Suite 300
     Upper Saddle River, New Jersey 07455
     Attention: General Counsel
     Telecopy: (201) 760-5815

     if to Sellers or Parent to:

     Waterlink, Inc.
     835 North Cassady Avenue
     Columbus, Ohio 43219
     Attention: President
     Telecopy: (614) 258-3464

     with a copy to:

     Benesch, Friedlander, Coplan & Aronoff LLP
     2300 BP Tower
     200 Public Square
     Cleveland, Ohio 44112-2378
     Attention: Douglas E. Haas, Esq.
     Telecopy: (216) 363-4588

or such other address or telecopy number as such parties may hereafter specify by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified


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


in this Section 11.1 and the appropriate acknowledgment of receipt of such telecopy is received or (ii) if given by any other means, when delivered at the address specified in this Section 11.1.

     Section 11.2 Transaction Expenses. Each party to this Agreement shall bear and be responsible for all fees, costs and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such party with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

     Section 11.3 Bulk Transfer Laws. The parties hereto hereby waive compliance with any provisions of the so-called "bulk transfer laws" (Article 6 of the Uniform Commercial Code) of any relevant jurisdiction which may be applicable to the transactions contemplated by this Agreement.

     Section 11.4 Miscellaneous Taxes and Expenses. Any sales, use or other tax or recording cost imposed upon the transfer of the assets and business to be acquired by the Purchaser pursuant to this Agreement shall be paid by the Seller. All ad valorem property taxes and all rentals, water, electricity, gas, telephone and other similar and usual expenses in respect of the Business shall be apportioned as of the Closing Date to the extent not provided for on the Closing Balance Sheet.

     Assessments, if any, for public improvements levied or assessed prior to the date of this Agreement and for which a lessee is responsible shall be paid and discharged by the Sellers.

     Section 11.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that the Purchaser may assign, delegate or otherwise transfer its rights under this Agreement to an Associate of the Purchaser, provided that such assignment, delegation or transfer shall not relieve the Purchaser of its obligations or liabilities hereunder.

     Section 11.6 Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of New York, without giving effect to any rules governing the conflicts of law.

     Section 11.7 Disputes. Any controversy or claim arising out of this Agreement or the Escrow Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, the provisions of this Section 11.7 shall not apply with respect to controversies or claims arising out of the provisions of Sections 2.4 and 6.2 or breaches thereof. Any such arbitration shall be held in New York, New York. Each party thereto shall pay his own expenses, and the fee of the arbitrator and the administrative fee of the AAA shall be paid one half by the Purchaser and one half by the Seller. The provisions of this Section 11.7 shall not be construed to limit the right or obligation of an Indemnitor pursuant to Section 6.4 to participate in or assume the defense of a Claim, nor to entitle an Indemnitor to relitigate in an arbitration proceeding issues determined in a court proceeding.

     Section 11.8 Entire Agreement; Third Party Rights. This Agreement and the Schedules hereto constitute the entire understanding of the parties, supersede any prior agreements or understandings, written or oral, between the parties with respect to the subject matter thereof, and are not intended to confer upon any other person any rights or remedies.

     Section 11.9 Amendment; Waiver. This Agreement shall not be amended or modified except-by written agreement executed by each of the parties hereto. No provision hereof shall be deemed waived except in writing executed by the waiving party.

     Section 11.10 Effect of Captions. The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

     Section 11.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 11.12 Further Assurances. The parties hereto shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the day and year first above written.

                                                C'TREAT OFFSHORE, INC.
                                                By:/s/William W. Vogelhuber
                                                     Its: Chairman

                                                WATERLINK TECHNOLOGIES, INC.
                                                By:/s/William W. Vogelhuber
                                                     Its: Chairman

                                                WATERLINK, INC.
                                                By:/s/William W. Vogelhuber
                                                     Its: President

                                                ITT INDUSTRIES, INC.
                                                By:/s/Thomas M. Pokorsky
                                                     Its: Attorney In Fact



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